As filed with the Securities and Exchange Commission on November 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIESTA RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0712224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14800 Landmark Boulevard, Suite 500

Addison, Texas 75254

(972) 702-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph A. Zirkman

Vice President, General Counsel and Secretary

Fiesta Restaurant Group, Inc.

14800 Landmark Boulevard, Suite 500

Addison, Texas 75254

(972) 702-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wayne A. Wald, Esq. Akerman LLP 666 Fifth Avenue New York, New York 10103 (212) 880-3800	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 3rd Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (1)
Common Stock, $0.01 par value	—	—	—	—

(1)

An indeterminate aggregate initial offering price or number of shares of common stock is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2013

PRELIMINARY PROSPECTUS

$100,000,000

Fiesta Restaurant Group, Inc.

Common Stock

We are offering $100,000,000 of our common stock. Our common stock is quoted on The NASDAQ Global Select Market under the symbol “FRGI”. On November 7, 2013, the last reported sale price of our common stock on The NASDAQ Global Select Market was $42.23 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 20 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the federal securities laws and may take advantage of certain reduced public company reporting requirements.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds to us (Before Expenses)	$	$

(1)	We refer you to “Underwriting” on page 54 of this prospectus for additional information regarding underwriting compensation.

Delivery of the shares of common stock is expected to be made on or about                     , 2013. We and certain of our executive officers, as selling stockholders, have granted the underwriters an option for a period of 30 days to purchase up to an additional 15 percent of the offered amount of common stock, first up to 26,664 shares from the selling stockholders and then up to              shares from us. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        , the total proceeds to us, before expenses, will be $        , the total underwriting discounts and commissions payable by the selling stockholders will be $            , and the total proceeds to the selling stockholders, before expenses, will be $            .

Joint Book-Running Managers

Jefferies	Wells Fargo Securities	Raymond James

Co-Manager

Stephens Inc.

Prospectus dated                     , 2013

Prospectus

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, the selling stockholders have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, nor the selling stockholders, nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date on the front of this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, as applicable, and that any information incorporated by reference in this prospectus is accurate only as of the date given in the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

If the information set forth in this prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, which we refer to as the “SEC”, related to this offering before making an investment decision, including the information contained in the documents identified under the headings “Information Incorporated By Reference” and “Where You Can Find More Information” below.

PRESENTATION OF INFORMATION

Throughout this prospectus, we refer to Fiesta Restaurant Group, Inc. as “Fiesta Restaurant Group” or “Fiesta” and, together with its consolidated subsidiaries, as “we,” “our” and “us” unless otherwise indicated or the context otherwise requires. Any reference to “Carrols Restaurant Group” refers to Carrols Restaurant Group, Inc., a Delaware corporation and our former indirect parent company, and its consolidated subsidiaries (other than Fiesta Restaurant Group and its subsidiaries after the distribution date), unless otherwise indicated or the context otherwise requires. Any reference to “Carrols” refers to Carrols Corporation, a Delaware corporation and our former direct parent company prior to the Spin-off, and its consolidated subsidiaries (other than Fiesta Restaurant Group and its subsidiaries after the distribution date), unless otherwise indicated or the context otherwise requires. Any reference to “Carrols LLC” refers to Carrols’ direct subsidiary, Carrols LLC, a Delaware limited liability company, unless otherwise indicated or the context otherwise requires.

In addition, we describe in this prospectus the Pollo Tropical® and Taco Cabana® restaurant brands as if they were our business for all historical periods described unless otherwise indicated or the context otherwise requires. References in this prospectus to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of Pollo Tropical and Taco Cabana as the businesses were conducted as part of Carrols Restaurant Group prior to the distribution date.

We use a 52 or 53 week fiscal year ending on the Sunday closest to December 31. Our fiscal year ended January 3, 2010 contained 53 weeks. The fiscal years ended January 2, 2011, January 1, 2012, and December 30, 2012 each contained 52 weeks. The nine months ended September 30, 2012 and September 29, 2013 each contained 39 weeks.

INDUSTRY AND MARKET DATA

In this prospectus, we refer to information, forecasts and statistics regarding the restaurant industry. Unless otherwise indicated, all restaurant industry data in this information statement refers to the U.S. restaurant industry and is taken from or based upon the Technomic, Inc. (“Technomic”) report titled “2013 Technomic Top 500 Chain Restaurant Report.” In this prospectus we also refer to information, forecasts and statistics from the U.S. Census Bureau and the U.S. Department of Agriculture. The information, forecasts and statistics we have used from Technomic may reflect rounding adjustments.

USE OF NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA margin are all non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted EBITDA for each of our Pollo Tropical and Taco Cabana segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues. Restaurant-Level Adjusted EBITDA represents Adjusted EBITDA excluding franchise royalty revenues and fees and general and administrative expenses (including corporate-level general and administrative expenses). Restaurant-Level Adjusted EBITDA margin represents Restaurant-Level Adjusted EBITDA divided by restaurant sales.

Management believes that such financial measures, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA (both on a consolidated basis and on a segment basis for each of our Pollo Tropical and Taco Cabana segments) to net income (i) provide useful information about our operating performance and period-over-period growth (including at the restaurant level), (ii) provide additional information that is useful for evaluating the operating performance of our business and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

All of such non-GAAP financial measures have important limitations as analytical tools. These limitations include the following:

■	such financial information does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;

■	such financial information does not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt;

■

although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and such financial information does not reflect the cash required to fund such replacements;

■

such financial information does not reflect the effect of earning or charges resulting from matters that our management does not consider to be indicative of our ongoing operations. However, some of these charges (such as impairment and other lease charges, other income and expense and stock compensation expense) have recurred and may recur; and

■	Restaurant-Level Adjusted EBITDA does not reflect segment level or corporate level general and administrative expenses which are recurring expenses.

See “—Summary Historical Financial and Operating Data” for a quantitative reconciliation of Adjusted EBITDA and Restaurant-Level Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net income.

Note that Adjusted EBITDA for each of our Pollo Tropical and Taco Cabana segments is included in the segment financial information contained in our audited consolidated financial statements for our fiscal years ended January 3, 2010, January 2, 2011, January 1, 2012 and December 30, 2012 and is referred to therein as “Adjusted Segment EBITDA”.

SPIN-OFF

We own, operate and franchise two fast-casual restaurant brands, Pollo Tropical and Taco Cabana, through our wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., which we collectively refer to as “Pollo Tropical”, and Taco Cabana, Inc. and its subsidiaries, which we collectively refer to as “Taco Cabana”. We were incorporated in April 2011. In May 2011, Carrols contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of its outstanding capital stock, and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols Restaurant Group. On May 7, 2012, which we refer to as the “distribution date”, Carrols Restaurant Group completed the spin-off of Fiesta, and Fiesta became an independent public company, through the distribution of all of the outstanding shares of Fiesta Restaurant Group’s common stock to the stockholders of Carrols Restaurant Group, which we refer to as the “Spin-off.” As a result of the Spin-off, as of the distribution date we became an independent public company and our common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.” The consolidated financial information discussed and incorporated by reference in this prospectus has been prepared as if Fiesta Restaurant Group was in existence for all periods presented. In addition, unless otherwise expressly stated or the context otherwise requires, the information in this prospectus gives effect to a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.

PROSPECTUS SUMMARY

Our Company

We own, operate and franchise two fast-casual restaurant brands, Pollo Tropical® and Taco Cabana®, which have over 25 and 35 years, respectively, of operating history and loyal customer bases. Our Pollo Tropical restaurants offer a wide variety of freshly-prepared Caribbean inspired food, while our Taco Cabana restaurants offer a broad selection of hand-made, fresh and authentic Mexican food. We believe that both brands are differentiated from other restaurant concepts and offer a unique dining experience. We are positioned within the value-oriented fast-casual restaurant segment, which combines the convenience and value of quick-service restaurants with the variety, food quality, décor and atmosphere more typical of casual dining restaurants. Our open display kitchen format allows guests to view and experience our food being freshly-prepared and cooked to order. Additionally, nearly all of our restaurants offer the convenience of drive-thru windows.

For the fiscal year ended December 30, 2012, the average annual sales per restaurant for our company-owned Pollo Tropical restaurants was approximately $2.5 million and approximately $1.8 million for our company-owned Taco Cabana restaurants, which we believe are among the highest in the fast-casual and quick-service segments based on industry data from Technomic. As of September 29, 2013, we owned and operated 100 Pollo Tropical and 164 Taco Cabana restaurants for a total of 264 restaurants across five states. We have opened an additional three company-owned restaurants during the fourth quarter of 2013 as of the date of this prospectus. We franchise our Pollo Tropical restaurants primarily in international markets, and as of September 29, 2013, we had 38 franchised Pollo Tropical restaurants. As of September 29, 2013, we had eight Taco Cabana franchised restaurants located in Georgia, New Mexico and Texas. As of the date of this prospectus, one Taco Cabana franchised restaurant in Georgia was closed in the fourth quarter of 2013. For the fiscal year ended December 30, 2012 and the nine months ended September 29, 2013, we generated consolidated revenues of $509.7 million and $415.2 million, respectively, and comparable restaurant sales for the fiscal year-ended December 30, 2012 and the quarter ended September 29, 2013 increased 8.1% and 6.5%, respectively, for Pollo Tropical and 4.7% and 1.8%, respectively, for Taco Cabana. The quarter ended September 29, 2013 represents the sixteenth consecutive quarter that Pollo Tropical has achieved positive comparable restaurant sales, and the thirteenth consecutive quarter that Taco Cabana has achieved positive comparable restaurant sales.

Pollo Tropical. Our Pollo Tropical restaurants offer Caribbean inspired menu items, featuring our bone-in chicken marinated for 24 hours in our proprietary blend of tropical fruit juices and grilled over an open flame. Our diverse menu also includes a line of “TropiChops®” (a casserole bowl of grilled chicken, roast pork, shrimp or grilled vegetables served over white, brown or yellow rice and red or black beans and topped with a variety of freshly-made sauces and salsas), a variety of sandwiches, wraps, salads, grilled ribs and wings offered with an array of freshly-made salsas, sauces and Caribbean style “made-from-scratch” side dishes, including black beans and rice, “Yucatan” fries and sweet plantains, as well as more traditional menu items such as french fries and corn. We also offer a self-service salsa bar which includes a wide selection of “made-from-scratch” salsas, sauces, jalapeños, cilantro, onions and other items which allows our guests to further customize their orders. Our restaurants offer Caribbean dessert favorites, such as flan and tres leches, and at certain locations, we offer sangria and beer. Most menu items are prepared daily in each of our restaurants, which feature open display cooking on large, open-flame grills. We offer both individual and family meal-sized portions which enable us to provide a home meal replacement for our guests. We also offer catering for parties and corporate events.

Our Pollo Tropical restaurants feature dining areas designed to create an inviting, festive and tropical atmosphere. We also provide our guests the option of take-out, and nearly all of our restaurants provide the convenience of drive-thru windows. Our Pollo Tropical restaurants are generally open for lunch, dinner and late night seven days a week. As of September 29, 2013, substantially all of our company-owned Pollo Tropical restaurants were freestanding buildings. Our typical free-standing Pollo Tropical restaurant ranges from 2,800 to 3,500 square feet and provides interior seating for approximately 70 guests. For the nine months ended September 29, 2013, the average sales transaction at our company-owned Pollo Tropical restaurants was

$10.02, with dinner representing the largest day-part at 53.5%. For the fiscal year ended December 30, 2012 and the nine months ended September 29, 2013, our Pollo Tropical brand generated total revenues of $229.3 million and $193.8 million, respectively, Adjusted EBITDA of $38.6 million and $32.5 million, respectively, and Restaurant-Level Adjusted EBITDA of $57.1 million and $48.9 million, respectively, including pre-opening costs of $1.1 million and $1.7 million, respectively (which include costs incurred prior to opening a restaurant, including restaurant employee wages and related expenses, travel expenditures, recruiting, training and rent, in addition to promotional costs associated with the restaurant opening).

Pollo Tropical opened its first restaurant in 1988 in Miami, Florida. As of September 29, 2013, we owned and operated a total of 100 Pollo Tropical restaurants, of which 94 were located in Florida, four were located in Georgia and two in Tennessee. We have opened two additional company-owned Pollo Tropical restaurants in the fourth quarter of 2013 as of the date of this prospectus. In 2009, through a select upgrade strategy, we introduced an elevated Pollo Tropical concept. This elevated format provides guests the same Caribbean inspired menu items with an elevated fast-casual experience that we believe better positions the brand for a broader target market and growth outside our existing markets. In addition to remodeling the restaurant, key enhancements include guests ordering at the counter and having the food brought to their table, hand held menus, reusable tableware, Wi-Fi and additional menu items. This format serves as our new restaurant model for Pollo Tropical’s expansion outside of its core South Florida market. We are franchising our Pollo Tropical restaurants primarily internationally, and as of September 29, 2013, we had 38 franchised Pollo Tropical restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad & Tobago, the Bahamas, Venezuela, Costa Rica, Panama, the Dominican Republic, India and on college campuses in Florida. We also have agreements for additional development of franchised Pollo Tropical restaurants in Venezuela, North India, Trinidad & Tobago, Honduras, Costa Rica and Panama.

Taco Cabana. Our Taco Cabana restaurants serve fresh, authentic Mexican food, including flame-grilled beef and chicken fajitas served on sizzling iron skillets, quesadillas, hand-rolled flautas, enchiladas, burritos, tacos, fresh-made flour tortillas, a selection of “made-from-scratch” salsas and sauces, customizable salads served in our “Cabana bowl”, and traditional Mexican and American breakfasts. We also offer a self-service salsa bar which includes a wide selection of “made-from-scratch” salsas, sauces, jalapeños, cilantro, onions and other items which allows our guests to further customize their orders. We also offer a variety of beverage choices that include soft drinks, our signature frozen margaritas and beer. Most of the menu items are freshly-prepared at each restaurant daily.

Taco Cabana restaurants feature open display cooking that enables guests to observe fajitas cooking on an open grill, a tortilla machine pressing and grilling fresh flour tortillas and the fresh preparation of other menu items. Our Taco Cabana restaurants feature interior dining areas as well as semi-enclosed and outdoor patio areas, which provide a vibrant, contemporary decor and relaxing atmosphere. Additionally, we provide our guests the option of take-out, as well as the convenience of drive-thru windows and catering. Our typical freestanding Taco Cabana restaurants average approximately 3,500 square feet (exclusive of the exterior dining area) and provide seating for approximately 80 guests, with additional outside patio seating for approximately 50 guests. As of September 29, 2013, substantially all of our company-owned Taco Cabana restaurants were freestanding buildings.

Taco Cabana pioneered the Mexican patio cafe concept with its first restaurant in San Antonio, Texas in 1978. As of September 29, 2013, we owned and operated 164 Taco Cabana restaurants, of which 161 are located in Texas and three in Oklahoma and, while we are currently not actively franchising our Taco Cabana restaurants beyond non-traditional locations such as airports and universities, we also had eight franchised restaurants. As of the date of this prospectus, one Taco Cabana franchised restaurant in Georgia was closed in the fourth quarter of 2013. We have opened one company-owned Taco Cabana restaurant in the fourth quarter of 2013 as of the date of this prospectus. A majority of our Taco Cabana restaurants are open 24 hours a day, generating guest traffic and restaurant sales balanced across multiple day-parts, with dinner sales representing the largest day-part at 26.3% for the nine months ended September 29, 2013. For the nine months ended September 29,

2013, the average sales transaction at our company-owned Taco Cabana restaurants was $8.55. For the fiscal year ended December 30, 2012 and the nine months ended September 29, 2013, our Taco Cabana brand generated total revenues of $280.4 million and $221.4 million, respectively, Adjusted EBITDA of $25.6 million and $20.5 million, respectively, and Restaurant-Level Adjusted EBITDA of $46.6 million and $36.6 million, respectively, including pre-opening costs of $0.6 million and $0.7 million, respectively.

In 2010 we began initiatives to enhance the Taco Cabana concept in certain existing markets with the goal of providing guests with an elevated fast-casual experience and to better position the brand for sustainable growth both within and outside our existing markets. In addition to remodeling the restaurant, service enhancements included our guests ordering at the counter and having their food brought to the table, hand held menus, Wi-Fi as well as new menu items. As of September 29, 2013, we had upgraded a total of 89 Taco Cabana restaurants. As a continuation of our brand positioning efforts, we plan to bring these brand elevating enhancements to additional Taco Cabana restaurants in 2014. The cost of these enhancements has been, and is expected to be, approximately $50,000 to $250,000 per restaurant.

We believe the success of our Pollo Tropical and Taco Cabana brands is a result of the following key attributes:

■	A variety of made-from-scratch signature dishes with differentiated Caribbean and Mexican flavor profiles designed to appeal to consumers’ desire for freshly-prepared food and healthful menu options;

■	Balanced sales by day-part with the dinner day-part representing the largest sales day-part, providing a higher average check than our other day-parts;

■	Broad appeal that attracts consumers that desire differentiated and ethnic flavor profiles and customized and varied quality product offerings at competitive prices in an appealing atmosphere;

■	Healthful dining options which include grilled entrée choices and freshly-made menu items;

■	Operating primarily company-owned restaurants which gives us the ability to control the consistency and quality of the guest experience and the strategic growth of our restaurant operations;

■

Significant brand recognition due to high market penetration of company-owned restaurants in our core markets, which provides operating, marketing and distribution efficiencies, convenience for our guests and the ability to effectively manage and enhance brand awareness;

■	Established infrastructure to manage operations and develop and introduce new menu offerings, positioning us to build guest frequency and broaden our customer base;

■	Ability to capitalize on the continuing trend towards the fast-casual segment, home meal replacement and the increasing popularity and acceptance of Hispanic food; and

■	A strong and well defined corporate culture at all levels based on a commitment to provide high quality food and service at a great value.

The Restaurant Industry

According to Technomic, in 2012 total restaurant industry revenue in the United States was $435 billion, which represents an increase of 5.2% over the prior year. The historical growth of sales in the U.S. restaurant industry may not be indicative of future growth, and there can be no assurance that sales in the U.S. restaurant industry will grow in the future. In 2012, 47.0% of food dollars were spent on food away from home, and demand for out-of-home dining continues to outpace at-home dining, according to the U.S. Department of Agriculture.

We operate in the fast-casual restaurant segment in which the convenience and value of quick-service restaurants is combined with the variety, food quality, décor and atmosphere more typical of casual dining restaurants. We believe that the fast-casual restaurant segment is one of the fastest growing segments of the restaurant industry. According to Technomic, 2012 sales growth as compared to 2011 for fast-casual chains in the Technomic Top 500 restaurant chains was 13.2% as compared to 4.9% for the overall Top 500 restaurant chains.

Competitive Strengths

We believe we benefit from the following competitive strengths:

Leading Brands in the Attractive Fast-Casual Segment. As of September 29, 2013, we owned, operated and franchised 310 fast-casual restaurants under our Pollo Tropical and Taco Cabana brands which have over 25 and 35 years, respectively, of operating history and loyal customer bases. We offer a variety of signature dishes with Caribbean and Mexican flavor profiles designed to appeal to consumers’ desire for distinctive and flavorful freshly-prepared food and healthful menu options. According to Technomic, the fast-casual segment is one of the fastest growing segments of the restaurant industry with sales growth of 13.2% in 2012 over 2011 for fast-casual chains in the Technomic Top 500 restaurant chains as compared to 4.9% growth for the overall Top 500 restaurant chains. We believe our brands are well positioned to benefit from the growing consumer demand for fast-casual restaurants because of our high quality, freshly-prepared food, value and differentiation of flavor profiles. In addition, we believe our brand elevation initiatives and remodeling programs have enhanced our Pollo Tropical and Taco Cabana restaurants in certain existing and new markets by providing our guests with an elevated fast-casual experience while better positioning our brands for successful and sustainable future growth.

Commitment to Serving Fresh, High Quality Foods With Broad Appeal. Our Pollo Tropical and Taco Cabana brands are differentiated from other dining options and offer distinct flavor profiles and healthful menu choices that we believe have broad consumer appeal, attract a more diverse customer base and drive guest frequency and loyalty. Pollo Tropical and Taco Cabana are committed to serving made-from-scratch, freshly-prepared food using quality ingredients that are made-to-order and customized for each guest. Our open display kitchen format allows guests to view and experience our food being freshly-prepared and cooked to order. Pollo Tropical’s menu offers dishes inspired from multiple regions throughout the Caribbean, including our featured bone-in chicken marinated for 24 hours in our proprietary blend of tropical fruit juices and grilled over an open flame. Taco Cabana’s menu offers favorites such as sizzling fajitas served hot on an iron skillet and other authentic Mexican dishes. In order to provide variety to our guests and to address changes in consumer preferences, we frequently enhance our menu with seasonal offerings and new menu items such as sandwiches at our Pollo Tropical restaurants and brisket tacos and Shrimp Tampico at our Taco Cabana restaurants. Additionally, our menus include a number of options to address consumers’ increasing focus on healthful eating, convenience and home meal replacement.

Differentiated Menus Offering a Compelling Value Proposition. We believe our fresh, flavorful, high quality food at affordable prices provides guests with a compelling value proposition, enabling us to benefit from consumers’ desire for a more value-oriented fast-casual experience. We believe that the inviting atmosphere, great tasting “made-from-scratch” menu items, modified table service in our elevated concept and open display cooking format offer guests freshly-prepared food and a quality dining experience comparable to casual dining, but with the convenience and affordability similar to that of quick-service restaurants. Both of our brands offer a wide range of menu offerings with regional taste profiles and home meal replacement options in generous portion sizes and at price points which appeal to a broad customer base. For the nine months ended September 29, 2013, the average sales transaction at our company-owned Pollo Tropical and Taco Cabana restaurants was $10.02 and $8.55, respectively, with dinner sales (including home meal replacement) representing the largest day-part at both of our brands and contributing to a higher average transaction. In addition to our every-day value pricing, we selectively use promotions and limited time offers which are intended to reinforce our value proposition. Additionally, we offer our guests drive-thru service at the majority of our restaurants in order to provide an additional convenience option and capture more meal occasions for people on-the-go.

Industry Leading AUVs, Comparable Restaurant Sales Growth and Restaurant-Level Operating Margins. For the fiscal year ended December 30, 2012, the average annual sales per restaurant for our company-owned Pollo Tropical restaurants was approximately $2.5 million and $1.8 million for our company-owned Taco Cabana restaurants, which we believe are among the highest in the fast-casual and quick-service segments based on industry data from Technomic. Our comparable restaurant sales increased 8.1% and 4.7% at our Pollo

Tropical and Taco Cabana restaurants, respectively, for the fiscal year ended December 30, 2012 and 6.5% and 1.8% at our Pollo Tropical and Taco Cabana restaurants, respectively, for the quarter ended September 29, 2013. The quarter ended September 29, 2013 represents the sixteenth consecutive quarter that Pollo Tropical has achieved positive comparable restaurant sales, and the thirteenth consecutive quarter that Taco Cabana has achieved positive comparable restaurant sales. During the quarter ended September 29, 2013, we experienced comparable guest traffic growth of 3.2% at Pollo Tropical and a comparable guest traffic decrease of 0.1% at Taco Cabana. For each of the fiscal year ended December 30, 2012 and the nine months ended September 29, 2013, our company-owned Pollo Tropical restaurants generated Adjusted EBITDA margins of 16.8%, and Restaurant-Level Adjusted EBITDA margins of 25.1% and 25.4%, respectively, including pre-opening costs of $1.1 million and $1.7 million, respectively, and our company-owned Taco Cabana restaurants generated Adjusted EBITDA margins of 9.1% and 9.3%, respectively, and Restaurant-Level Adjusted EBITDA margins of 16.7% and 16.6%, respectively, including pre-opening costs of $0.6 million and $0.7 million, respectively.

Significant New Restaurant Growth Potential. Since our Spin-off from Carrols Restaurant Group in May 2012, we have refocused our strategy on growing both of our brands which we believe have significant growth potential. We have achieved attractive average restaurant sales volumes in our recently opened company-owned restaurants in both new and existing markets which we believe validates our growth strategy. As a part of our expansion strategy for both concepts, we have enhanced our site selection criteria, implemented new initiatives to lower development costs and elevated the format of our restaurants, which we believe will be attractive to a broad customer base as we continue to open new restaurants. We plan to develop at least three to four restaurants in a new market within 24 months of entering such new market. During the nine months ended September 29, 2013, we opened two additional Pollo Tropical restaurants in the Atlanta, Georgia market, bringing the total in the market to four, and we opened two initial Pollo Tropical restaurants in the Nashville, Tennessee market. We opened a total of ten new company-owned restaurants during the fiscal year ended December 30, 2012 and we will open 18 new company-owned restaurants in 2013, all of which were opened as of the date of this prospectus. In 2014, we anticipate opening 20 to 22 new company-owned Pollo Tropical restaurants and two to four new company-owned Taco Cabana restaurants. In addition to growth within their existing markets, we believe both brands can operate successfully in the same markets as we move the Pollo Tropical brand west from Florida and Taco Cabana brand east from Texas, thereby leveraging the real estate knowledge and operating infrastructure already in place in our core markets. In 2014, we plan on opening our first company-owned Pollo Tropical restaurant in Texas and our first company-owned Taco Cabana restaurant in the Southeast in our new elevated concept. Additionally, we believe there is significant expansion potential for both brands outside of their respective core markets based upon the initial performance of our restaurants opened in new markets.

Well Positioned to Continue to Benefit From a Growing Influence of Hispanic Brands on the General U.S. Population. We expect sales from our restaurants to benefit from the increased popularity and acceptance of Hispanic food in the United States by non-Hispanic consumers. The U.S. Census Bureau forecasts that the growth of the Hispanic population is expected to outpace overall population growth, and the Hispanic population, as a percentage of the total U.S. population, is expected to increase from 16.3% in 2011 to 21.9% by 2030. We believe that the continued growth of the Hispanic population has contributed to an increased acceptance of Hispanic food by the general population.

Well Positioned to Capitalize on Long-Term Population Growth in Markets Served by Our Brands. We expect sales from our restaurants in Florida and Texas to benefit from the projected long-term overall population growth in these markets. The U.S. Census Bureau forecasts these markets to grow at a faster rate than the national average. According to the U.S. Census Bureau, the U.S. population is forecasted to grow by 8.0% from 2012 to 2022, while the populations in Florida and Texas are forecasted to grow by 21.6% and 16.2%, respectively, during the 10 years from 2010 to 2020.

Multiple Levers to Drive Comparable Restaurant Sales and Restaurant-Level Adjusted EBITDA. In 2009, we commenced the launch of a brand elevation program with the intent to increase comparable restaurant sales, maximize profitability and broaden our customer base. Since the launch, our concepts have consistently generated positive comparable restaurant sales and increased Restaurant-Level Adjusted EBITDA. With a focus to elevate the guest experience and drive comparable restaurant sales, we have completed restaurant renovations and enhancements based on site specific needs, added portable menu items and new innovative products to drive guest traffic and increase guest frequency, reconfigured indoor/outdoor menu boards to drive average check and product mix and enhanced our brand positioning through our elevated service platform. In addition, we recently enhanced our advertising strategy to build brand awareness and position both brands as preferred fast-casual destinations. Concurrent with our sales growth strategy, we implemented profit enhancement initiatives focused on reducing food and labor costs and leveraging our scale. We have also enhanced our supply chain expertise resulting in reduced costs and improved food quality, consistency and yield.

Experienced Management Team. We believe that our senior management team’s extensive experience in the restaurant industry, its history of developing and operating quick-service and fast-casual restaurants and deep brand-level operating teams with extensive experience provide us with a competitive advantage. Our Chief Executive Officer, Timothy P. Taft has been with us since August 2011 and has over 30 years of experience in the restaurant and hospitality industry, including more than a decade in various senior management positions at Whataburger, Inc., including as President and Chief Operating Officer from 2001 to 2005.

Growth Strategies

Our strategies for growth primarily include:

Develop New Restaurants Within and Outside of Existing Markets. We believe that we have significant opportunities to develop additional Pollo Tropical and Taco Cabana restaurants within our existing markets in Florida and Texas, as well as expansion opportunities into other regions of the United States that match our targeted demographic and site selection criteria, which initially include markets in the Southeast. We are currently seeking new restaurant openings in high profile areas with high household incomes and target population density. We plan to develop at least three to four restaurants within 24 months of entering a new market which we believe will increase brand awareness and effectively leverage our field supervision, corporate infrastructure and marketing initiatives. As of the date of this prospectus, in 2013, we have opened 18 new company-owned restaurants comprised of 12 new company-owned Pollo Tropical restaurants and six new company-owned Taco Cabana restaurants. In addition, in 2014, we are currently planning to open 20 to 22 new company-owned Pollo Tropical restaurants and two to four new company-owned Taco Cabana restaurants. Pollo Tropical has developed an elevated format which we believe will allow it to be accepted as a general market concept with a broad target audience. This format includes a more upscale décor; an elevated service platform where food is ordered and then brought to the guest at the table; new menu offerings including sangria and beer; and numerous other enhancements. The elevated format serves as the model for Pollo Tropical’s expansion outside its core South Florida markets. In the nine months ended September 29, 2013, Pollo Tropical opened its third restaurant in Jacksonville, Florida, its third and fourth restaurants in Georgia and two restaurants in Tennessee utilizing this format. Similarly, we believe we have an opportunity to develop a new elevated format for our Taco Cabana restaurants that will enable us to expand the concept outside our core Texas markets within the next two years. In 2014, we plan on opening our first company-owned Taco Cabana restaurant in the Southeast in our new elevated concept.

We target opening free-standing company-owned restaurant locations in order to provide drive-thru service which is an important convenience and sales element for our brands. For our new company-owned Pollo Tropical free-standing restaurants we are targeting average annual unit volumes of approximately $2.2 million by the end of the second operating year. We estimate that our new company-owned Pollo Tropical restaurant prototype will require a total cash investment, excluding costs incurred to lease or acquire land, of approximately $1.5 million to $1.8 million depending on the market and whether we construct a new building or convert an existing building. We target a cash-on-cash return at the end of the second operating year of such restaurants of approximately 25% or greater. For our new company-owned Taco Cabana restaurants we are targeting average annual unit volumes of approximately $1.9 million by the end of the second operating year. We estimate that our new company-owned Taco Cabana restaurant prototype will require a total cash investment, excluding costs incurred to lease or acquire land, of approximately $1.4 million to $1.6 million depending on whether we construct a new building or convert an existing building. We target a cash-on-cash return at the end of the second operating year of such restaurants of approximately 20% or greater. Our strategy as we enter new markets has been to invest in the guest experience including additional promotional activity and labor, which may impact our ability to achieve our targeted returns until we reach additional scale in these markets. We may utilize sale-leaseback financing where possible which we anticipate will reduce investment costs. We are currently studying our restaurant development costs and believe we may have an opportunity to reduce such new restaurant development costs in the future.

Increase Comparable Restaurant Sales. We intend to continue to increase comparable restaurant sales by attracting new customers and increasing guest frequency through the following strategies:

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Focus on consistency of operations and food quality: We believe the quality, consistency and accuracy of our operations result in an enjoyable guest experience, which drives guest frequency. We will continue to refine our menu offering, supply chain and food preparation processes to ensure high quality, freshness and consistency of our food which we believe are critical components to the continued success of our brands.

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New product innovation: Across both brands, our menus are centered on fresh, high quality food offerings that we believe have both broad appeal and provide everyday value. Pollo Tropical and Taco Cabana each have separate teams of product research and development professionals that enables us to continually refine our menu offerings and develop new products. Maintaining a strong product pipeline is critical to keeping our offerings compelling, and we intend to introduce innovative new items and enhancements to existing menu favorites throughout the year to drive further guest traffic and maximize guest frequency. Also, the addition of portable menu items, such as wraps, sandwiches, bowls and salads, as well as home meal replacement/family meals will continue to be a key focus for both brands as we look to capture more meal occasions for people on the go.

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Focus on effective advertising to highlight our everyday value proposition: We plan to continue to refine our advertising and media strategy to continue to reinforce the key attributes of our brands which include high quality, freshly-prepared food, an enhanced guest experience and everyday value. We have experienced success emphasizing the attractive price points of our menu items and believe the reconfiguration of our indoor/outdoor menu boards will continue to drive average check and product mix. Additionally, we recently revamped our Pollo Tropical and Taco Cabana websites as part of our initiative to elevate our brand positioning across all guest touch points and seek to leverage social media marketing. Through our websites, we now provide guests with the opportunity to sign up for our respective eClubs to stay informed regarding product and promotional launches.

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Continue our brand elevation and remodel program: We believe that our elevated brand position continues to resonate with guests by enhancing the quality of the guest experience at our restaurants by aligning our image and service with our high quality food offerings. We continue to implement restaurant enhancement initiatives to elevate the dining experience at our Pollo Tropical and Taco Cabana restaurants in select markets. We believe these enhancements improve our brands’ positioning in the fast-casual segment while appealing to a broader demographic. Our restaurant enhancements create an updated, contemporary look that we believe is more relevant to today’s consumers and include changes to both the interior and exterior of our restaurants with the addition of new tables and chairs, upgraded salsa bars and the addition of photos and murals to create a more inviting feel and highlight our fresh ingredients. Our new Pollo Tropical and Taco Cabana enhanced store models also feature modified table service, Wi-Fi and new menu items, as well as hand-held menus and real plates and silverware in certain locations. We believe our elevated Pollo Tropical and Taco Cabana restaurants continue to differentiate us from our competitors. Additionally, we plan to continue our restaurant remodeling efforts as we refresh and upgrade our entire system. As of September 29, 2013, we have completed all of the planned facility renovations within our Pollo Tropical system and over 50% of planned Taco Cabana renovations have been completed, with additional renovations to be completed in 2014.

Improve Profitability and Optimize Our Infrastructure. Through new restaurant development, growing comparable restaurant sales and growing franchise revenues, we believe we will increase our Adjusted EBITDA and improve our Adjusted EBITDA margins. We also believe that our large restaurant base, skilled management team, operating systems and training and development programs support our strategy of enhancing operating efficiencies for our existing restaurants while concurrently growing our restaurant base. We continue to focus on maximizing cost efficiencies, including optimizing our labor model and supply chain initiatives. In addition, as we continue to grow our restaurant base we believe that we will be able to further leverage our size to realize certain benefits from economies of scale.

Franchise Pollo Tropical Restaurants Internationally and Expand Domestic Non-Traditional Licensing. We believe that there are a number of markets outside the United States with the appropriate demographics and consumer preferences to support additional strategic franchising of the Pollo Tropical brand. Internationally, our franchisees are currently operating restaurants in Puerto Rico, Ecuador, Honduras, Trinidad & Tobago, the Bahamas, Venezuela, Costa Rica, Panama, the Dominican Republic and India. We also have agreements for additional development of franchised Pollo Tropical restaurants in Venezuela, North India, Trinidad & Tobago, Honduras, Costa Rica and Panama. We believe there will be further opportunities to expand outside of our traditional franchise footprint in the Caribbean and Central America. We intend to be selective with our franchise partners and ensure that our growth is strategically aligned with our overall business objectives. We are still in the early stages of franchise development and plan to add to our international presence this year with eight new Pollo Tropical franchised restaurants, of which six have been opened in 2013 as of the date of this prospectus, including our first location in India. Since restaurant development in foreign jurisdictions requires certain local knowledge and expertise that we do not necessarily possess, we utilize franchisees to expand in international markets. This permits us to leverage the local knowledge and expertise of our franchisees and also provides a lower cost method of penetrating foreign markets. We also believe that there are opportunities in the United States for licensing both the Pollo Tropical and Taco Cabana brands to concessionaires operating in non-traditional venues such as college campuses, airports and sports arenas where we already have a modest presence.

Recent Developments

On October 17, 2013, we entered into a commitment letter (as amended and restated on November 8, 2013 to add certain additional parties) with certain lenders providing commitments for $150 million in financing for a new senior secured revolving credit facility, which we refer to as the “new senior credit facility.” The closing of the new senior credit facility is subject to, among other customary conditions, the closing of this offering of common stock and the negotiation and execution of definitive documents relating to the new senior credit facility.

Following the closing of this offering, we expect to refinance and terminate our existing senior secured revolving credit facility, which we refer to as our “existing senior credit facility”, and enter into the new senior credit facility with a syndicate of lenders, including Wells Fargo Bank, National Association, as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, Raymond James Bank, as a co-documentation agent and a lender, and Jefferies Finance, LLC, as a co-documentation agent and a lender. The new senior credit facility will provide for aggregate revolving credit borrowings of up to $150 million (including $15 million available for letters of credit). The new senior credit facility will also provide for incremental increases of up to $50 million to the revolving credit borrowings available under the new senior credit facility. The new senior credit facility will have a five year maturity.

Borrowings under the new senior credit facility will bear interest at a per annum rate, at our option, equal to (i) the sum of (a) the Alternate Base Rate (to be defined in the new senior credit facility) plus (b) the Applicable Margin (to be defined in the new senior credit facility), or (ii) LIBOR Rate (to be defined in the new senior credit facility) plus the Applicable Margin, which will range from 1.5% to 2.5% for LIBOR Rate Loans (to be defined in the new senior credit facility) or 0.5% to 1.5% for Alternate Base Rate Loans (to be defined in the new senior credit facility), in each case, depending on our Adjusted Leverage Ratio (to be defined in the new senior credit facility) (which will be initially set at 2.0% for LIBOR Rate Loans or at 1.0% for Alternate Base Rate Loans until at least after the first quarter of the 2014 fiscal year in accordance with the new senior credit facility).

All obligations under the new senior credit facility will be guaranteed by all of our material domestic subsidiaries. In general, our obligations under our new senior credit facility and our subsidiaries’ obligations under the guarantees will be secured by a first priority lien and security interest on substantially all of our assets and the assets of our material subsidiaries (including a pledge of all of the capital stock and equity interests of our material subsidiaries), other than certain specified assets, including real property owned by us or our subsidiaries.

The outstanding borrowings under the new senior credit facility will be prepayable without penalty (other than customary breakage costs). The new senior credit facility will require us to comply with customary affirmative, negative and financial covenants, including, without limitation, those limiting our and our subsidiaries’ ability to (i) incur indebtedness, (ii) incur liens, (iii) loan, advance, or make acquisitions and other investments or other commitments to construct, acquire or develop new restaurants (subject to certain exceptions), (iv) pay dividends, (v) redeem and repurchase equity interests, (vi) conduct asset and restaurant sales and other dispositions (subject to certain exceptions), (vii) conduct transactions with affiliates and (viii) change our business. In addition, the new senior credit facility will require us to maintain certain financial ratios, including minimum Fixed Charge Coverage and maximum Adjusted Leverage Ratios (all to be defined under the new senior credit facility).

On November 12, 2013, we commenced a tender offer and consent solicitation, which we refer to as the “tender offer”, for all of our outstanding $200 million in aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016, which we refer to as the “Fiesta Notes.” Holders who validly tender their Fiesta Notes prior to 5:00 p.m., New York City time, on November 25, 2013, unless such date is extended or earlier terminated, will be entitled to receive the total consideration of $1,062.50, payable in cash for each $1,000 principal amount of Fiesta Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Fiesta Notes tendered and accepted for payment. Holders who validly tender Fiesta Notes after 5:00 p.m., New York City time, on November 25, 2013, but on or prior to 12:01 a.m., New York City time, on December 11, 2013 will receive $1,032.50 for each $1,000 principal amount of Fiesta Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date, will be paid in cash on all validly tendered and accepted Fiesta Notes. The tender offer will expire on December 11, 2013, but our acceptance for payment of validly tendered Fiesta Notes is conditioned upon our consummation of this offering and entering into the new senior credit facility, and, on November 26, 2013, we currently intend to purchase all validly tendered Fiesta Notes. In the event that less than all of the Fiesta Notes are accepted for purchase pursuant to the tender offer, we currently intend to irrevocably call for redemption all of our Fiesta Notes that are not validly tendered and accepted for payment by depositing with the trustee under the indenture governing such notes an amount of funds that is sufficient to redeem such notes. In accordance with the terms of the indenture governing the Fiesta Notes, a redemption that occurs (i) prior to February 15, 2014 will be at a redemption price equal to 100% of the principal amount of the Fiesta Notes, plus the Applicable Premium (as defined in the indenture governing the Fiesta Notes) as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption or (ii) on or after February 15, 2014 (but prior to February 15, 2015) will be at a redemption price equal to 104.438% of the principal amount of the Fiesta Notes, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. The repurchase of our outstanding Fiesta Notes tendered pursuant to the tender offer (or through a redemption of the notes not tendered in the tender offer) is conditioned upon the closing of this offering and our entering into our new senior credit facility. There can be no assurance that we will enter into our new senior credit facility following the closing of this offering on the terms described above or at all, and subsequently repurchase our outstanding Fiesta Notes tendered pursuant to the tender offer (or through a redemption of the notes not tendered in the tender offer). This prospectus is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to the Fiesta Notes. The tender offer and related consent solicitation will be made solely by the offer to purchase and consent solicitation statement related thereto.

We intend to use the net proceeds of this offering and revolving credit borrowings under our new senior credit facility to (i) repurchase our outstanding Fiesta Notes tendered pursuant to the tender offer (or through a redemption of the notes not tendered in the tender offer), (ii) repay any outstanding borrowings under our existing credit facility, if any, (iii) pay related fees and expenses of the financing transactions described in this prospectus and (iv) as further set forth under “Use of Proceeds.” Until we enter into our new senior credit facility and our outstanding Fiesta Notes are repurchased pursuant to a tender offer (or through a redemption of the notes not tendered in the tender offer), we intend to invest the net proceeds from this offering in short-term, investment-grade interest bearing securities such as money market funds, certificates of deposit, commercial paper, corporate bonds and U.S. agency and U.S. Treasury bonds. In the event that we are unable to enter into our new senior credit facility and subsequently repurchase our outstanding Fiesta Notes pursuant to a tender offer, we intend to use the net proceeds of this offering to repurchase a portion of the principal amount of our Fiesta Notes on or after February 15, 2014 through a redemption of such portion of the Fiesta Notes at a price of 104.438% of the principal amount of such portion of the Fiesta Notes, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. Until we repurchase a portion of the principal amount of the Fiesta Notes through a redemption of such portion of the Fiesta Notes, we intend to invest the net proceeds from this offering in short-term, investment-grade interest bearing securities such as money market funds, certificates of deposit, commercial paper, corporate bonds and U.S. agency and U.S. Treasury bonds.

We refer to this offering, terminating our existing credit facility, our entering into the new senior credit facility and any borrowings thereunder, the tender offer for all of the Fiesta Notes and amending the indenture related thereto and irrevocably calling for the redemption of all of the outstanding Fiesta Notes that are not validly tendered and accepted for payment, as the “financing transactions.”

Corporate Information

We are a Delaware corporation, incorporated in April 2011. We are a holding company and all of our operations are conducted through our subsidiaries Pollo Operations, Inc., Pollo Franchise, Inc. and Taco Cabana, Inc. and its subsidiaries. Our principal executive offices are located at 14800 Landmark Boulevard, Suite 500, Addison, Texas 75254 and our telephone number at that address is (972) 702-9300. Our corporate website address is www.frgi.com. Such website address is a textual reference only, meaning that the information contained on our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

THE OFFERING

Common stock offered by us	2,367,985 shares(1)

Common stock outstanding after the offering	26,011,968 shares(1)

Option to Purchase Additional Shares	We and certain of our executive officers have granted the underwriters an option for a period of 30 days to purchase up to an additional 355,198 shares of our common stock, of which 26,664 shares of our common stock are currently issued and outstanding and are held by certain of our executive officers, at the public offering prices less the underwriting discount and commissions.(2)

Use of Proceeds	We intend to use the net proceeds of this offering and revolving credit borrowings under our new senior credit facility, in the event executed, to (i) repurchase our outstanding 8.875% Senior Secured Second Lien Notes due 2016 tendered pursuant to the tender offer (or through a redemption of the notes not tendered in the tender offer), (ii) repay any outstanding borrowings under our existing credit facility, if any, (iii) pay related fees and expenses of the financing transactions described in this prospectus and (iv) as further set forth under “Use of Proceeds.” See “Use of Proceeds.”

In the event that we are unable to enter into our new senior credit facility and subsequently repurchase our outstanding Fiesta Notes pursuant to the tender offer, we intend to use the net proceeds of this offering to repurchase a portion of the principal amount of our Fiesta Notes on or after February 15, 2014 through a redemption of such portion of the Fiesta Notes at a price of 104.438% of the principal amount of such portion of the Fiesta Notes, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

We will not receive any of the net proceeds from the sale of shares, if any, of our common stock in this offering by certain of our executive officers. See “Use of Proceeds.”

Dividend Policy	We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. Prior to the consummation of the financing transactions, the indenture governing our 8.875% Senior Secured Second Lien Notes due 2016 and our existing senior credit facility limit, and after giving effect to the

(1)	The number of shares of our common stock offered by us in this offering and outstanding after this offering is based on an aggregate offering of $100,000,000 of our common stock at an assumed price of $42.23, which is the last reported sale price of our common stock on The NASDAQ Global Select Market on November 7, 2013.
(2)	The aggregate number of shares of our common stock included in the option to purchase additional shares is based on a number of shares of our common stock equal to 15 percent of the number of shares of our common stock offered by us in this offering.

financing transactions, our new senior credit facility will limit, and the debt instruments that we and our subsidiaries may enter into in the future may limit our ability to pay dividends to our stockholders.

NASDAQ Global Select Market Symbol	Our common stock is listed on The NASDAQ Global Select Market under the symbol “FRGI”.

Risk Factors	Investing in our common stock involves a high degree of risk. Potential investors are urged to read and consider the risk factors relating to an investment in our common stock set forth under “Risk Factors” in this prospectus, and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 and our most recent Quarterly Report on Form 10-Q, incorporated by reference herein.

The total number of shares of our common stock outstanding after this offering is based on 23,643,983 shares of our common stock outstanding as of September 29, 2013, and excludes 2,383,442 shares of our common stock available under our 2012 Stock Incentive Plan as of September 29, 2013 and reserved for future awards.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth our summary consolidated financial data derived from our audited consolidated financial statements for each of the fiscal years ended January 3, 2010, January 2, 2011, January 1, 2012, and December 30, 2012, and our unaudited consolidated financial statements for the nine months ended September 30, 2012 and September 29, 2013. The unaudited consolidated financial statements for the nine months ended September 30, 2012 and September 29, 2013 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. The unaudited consolidated financial information has been prepared on a basis consistent with our audited financial statements. The information in the following table should be read together with our consolidated financial statements and accompanying notes as of January 1, 2012 and December 30, 2012, and for the fiscal years ended January 2, 2011, January 1, 2012 and December 30, 2012, and our unaudited consolidated financial statements and accompanying notes for the nine months ended September 30, 2012 and September 29, 2013, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus. These historical results are not necessarily indicative of the results to be expected in the future. The results of operations for the nine months ended September 30, 2012 and September 29, 2013 are not necessarily indicative of the results to be expected for the full year. Our fiscal years ended January 2, 2011, January 1, 2012 and December 30, 2012, each contained 52 weeks. Our fiscal year ended January 3, 2010, contained 53 weeks. The nine months ended September 30, 2012 and September 29, 2013, each contained 39 weeks.

The unaudited pro forma financial data contained in the following table is included for comparative purposes only, and may not be indicative of what actual results would have been had the financing transactions referred to in the footnotes to such data occurred on the dates described therein. The unaudited pro forma financial data does not purport to present our financial results for future periods.

	YEAR ENDED				NINE MONTHS ENDED
(Dollars in thousands, except per share data)	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012	SEPTEMBER 30, 2012	SEPTEMBER 29, 2013
STATEMENT OF OPERATIONS DATA:
Revenues:
Restaurant sales	$430,514	$437,538	$473,249	$507,351	$381,422	$413,435
Franchise royalty revenues and fees	1,606	1,533	1,719	2,375	1,726	1,747

Total revenues	432,120	439,071	474,968	509,726	383,148	415,182

Costs and expenses:
Cost of sales	132,070	135,236	152,711	163,514	123,106	132,891
Restaurant wages and related expenses (including stock-based compensation expense of $88, $28, $18, $11, $9 and $2 respectively)	120,105	122,519	129,083	136,265	101,821	107,914
Restaurant rent expense	17,326	16,620	16,841	21,595	15,421	19,699
Other restaurant operating expenses	60,020	59,680	61,398	63,813	48,119	51,786
Advertising expense	14,950	15,214	16,082	16,791	11,923	13,275
General and administrative (including stock-based compensation expense of $669, $974, $1,690, $2,025, $1,594, and $1,677 respectively)	32,148	32,865	37,459	43,870	32,800	35,895
Depreciation and amortization	19,676	19,075	19,537	18,278	13,703	15,117
Pre-opening costs	484	543	750	1,673	1,056	2,379
Impairment and other lease charges	2,284	6,614	2,744	7,039	6,816	239
Other expense (income) (1)	(799)	—	146	(92)	—	(554)

Total operating expenses	398,264	408,366	436,751	472,746	354,765	378,641

Income from operations	33,856	30,705	38,217	36,980	28,383	36,541
Interest expense	20,447	19,898	24,041	24,424	19,334	14,475

Income before income taxes	13,409	10,807	14,176	12,556	9,049	22,066
Provision for income taxes	5,045	3,764	4,635	4,289	3,344	7,256

Net income	$8,364	$7,043	$9,541	$8,267	$5,705	$14,810

PER SHARE DATA:
Basic and diluted net income per share (2)	$0.36	$0.30	$0.41	$0.35	$0.25	$0.63

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted weighted average shares outstanding (2)	23,161,822	23,161,822	23,161,822	22,890,018	22,937,270	22,921,233

PRO FORMA PER SHARE DATA:
Basic and diluted net income per share (7)				$0.72		$0.86

PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted weighted average shares outstanding (7)				25,258,003		25,289,218

OTHER FINANCIAL DATA:
Net cash provided from operating activities	$33,244	$32,529	$43,167	$37,975	$21,278	$20,309
Net cash used for investing activities	(17,266)	(21,380)	(15,082)	(32,718)	(28,527)	(30,721)
Net cash provided from (used for) financing activities	(14,649)	(12,420)	(16,998)	(3,394)	(3,323)	765
Total capital expenditures	(16,127)	(23,398)	(22,865)	(40,996)	(28,870)	(38,791)

	AS OF				AS OF SEPTEMBER 29, 2013
(Dollars in thousands)	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012	ACTUAL	PRO FORMA AS ADJUSTED
BALANCE SHEET DATA:
Total assets (3)(8)	$360,125	$357,886	$370,166	$303,729	$313,262	$310,314
Working capital	(6,744)	(8,453)	(9,064)	(10,321)	(10,043)	(10,043)
Long-term debt:
Due to former parent company	$155,793	$138,756	$1,511	$—	$—	$—
8.875% Senior Secured Second Lien Notes	—	—	200,000	200,000	200,000	—
New senior credit facility	—	—	—	—	—	123,713
Lease financing obligations (3)	116,651	122,975	123,019	3,029	3,035	3,035
Capital leases	1,020	1,064	1,008	949	903	903

Total long-term debt	$273,464	$262,795	$325,538	$203,978	$203,938	$127,651

Stockholders’ equity (deficit) (9)	$50,868	$57,911	$(4,672)	$10,504	$27,915	$112,087

	AS OF OR YEAR ENDED				AS OF OR NINE MONTHS ENDED
(Dollars in thousands)	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012	SEPTEMBER 30, 2012	SEPTEMBER 29, 2013
OPERATING STATISTICS:
CONSOLIDATED:
Restaurant-Level Adjusted EBITDA (4)	$85,647	$87,754	$96,402	$103,711	$79,985	$85,493
Restaurant-Level Adjusted EBITDA margin (4)	19.9%	20.1%	20.4%	20.4%	21.0%	20.7%
Adjusted EBITDA (4)	55,774	57,396	62,352	64,241	50,505	53,022
Adjusted EBITDA margin (4)	12.9%	13.1%	13.1%	12.6%	13.2%	12.8%
Total number of restaurants	247	246	249	251	250	264
POLLO TROPICAL:
Company-owned restaurants	91	91	91	91	90	100
Average number of company-owned restaurants	90.8	90.5	91.5	89.6	89.4	95.0
Revenues:
Restaurant sales	$176,525	$186,045	$208,115	$227,428	$171,327	$192,372
Franchise royalty revenues and fees	1,315	1,248	1,410	1,915	1,481	1,380

Total revenues	177,840	187,293	209,525	229,343	172,808	193,752
Average annual sales per company-owned restaurant (5)	1,911	2,056	2,287	2,538
Restaurant-Level Adjusted EBITDA (4)	38,708	44,826	51,748	57,094	44,371	48,893
Restaurant-Level Adjusted EBITDA margin (4)	21.9%	24.1%	24.9%	25.1%	25.9%	25.4%
Adjusted EBITDA (4)	25,322	30,062	35,567	38,592	30,743	32,487
Adjusted EBITDA margin (4)	14.2%	16.1%	17.0%	16.8%	17.8%	16.8%
Change in comparable company-owned restaurant sales (6)	(1.3)%	7.4%	9.9%	8.1%	8.1%	5.5%

	AS OF OR YEAR ENDED				AS OF OR NINE MONTHS ENDED
(Dollars in thousands)	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012	SEPTEMBER 30, 2012	SEPTEMBER 29, 2013
TACO CABANA:
Company-owned restaurants	156	155	158	160	160	164
Average number of company-owned restaurants	154.6	155.6	156.9	158.3	158.0	162.9
Revenues:
Restaurant sales	$253,989	$251,493	$265,134	$279,923	$210,095	$221,063
Franchise royalty revenues and fees	291	285	309	460	245	367

Total revenues	254,280	251,778	265,443	280,383	210,340	221,430
Average annual sales per company-owned restaurant (5)	1,607	1,616	1,690	1,768
Restaurant-Level Adjusted EBITDA (4)	46,939	42,928	44,654	46,617	35,614	36,600
Restaurant-Level Adjusted EBITDA margin (4)	18.5%	17.1%	16.8%	16.7%	17.0%	16.6%
Adjusted EBITDA (4)	30,452	27,334	26,785	25,649	19,762	20,535
Adjusted EBITDA margin (4)	12.0%	10.9%	10.1%	9.1%	9.4%	9.3%
Change in comparable company-owned restaurant sales (6)	(3.7)%	0.3%	3.7%	4.7%	4.1%	1.6%

(1)

Other income in the fiscal year ended January 2, 2010 resulted from a Taco Cabana insurance gain of $0.6 million related to Hurricane Ike and $0.2 million gain on the sale of a Taco Cabana non-operating property. Other expense in the fiscal year ended January 1, 2012 resulted from a loss of $0.1 million from the sale of a Taco Cabana restaurant property in a sale-leaseback transaction. Other income for the fiscal year ended December 30, 2012 resulted from a gain of $0.1 million from the sale of a non-operating Pollo Tropical restaurant property. Other income for the nine months ended September 29, 2013 also resulted primarily from a gain of $0.5 million from the sale of a non-operating Pollo Tropical restaurant property.

(2)	Basic and diluted weighted average common shares outstanding reflect a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.
(3)

Prior to the Spin-off, certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the Spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Because of this change in accounting treatment, we recorded a decrease in lease financing obligations of $114.2 million, a decrease in assets under lease financing obligations of $80.4 million, and a decrease of $1.6 million in deferred financing fees.

(4)

Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our Pollo Tropical and Taco Cabana segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Adjusted EBITDA margin is derived by dividing Adjusted EBITDA by total revenues.

Restaurant-Level Adjusted EBITDA is defined as earnings before franchise royalty revenue and fees, general and administrative expense, interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Restaurant-Level Adjusted EBITDA margin is derived by dividing Restaurant-Level Adjusted EBITDA by restaurant sales.

Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA margin are all non-GAAP financial measures. Management believes that such financial measures, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA (both on a consolidated basis and on a segment basis for each of our Pollo Tropical and Taco Cabana segments) to net income (i) provide useful information about our operating performance and period-over-period growth (including at the restaurant level), (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

A reconciliation of Adjusted EBITDA and Restaurant-Level Adjusted EBITDA to consolidated net income is presented below:

	YEAR ENDED				NINE MONTHS ENDED
(Dollars in thousands)	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012	SEPTEMBER 30, 2012	SEPTEMBER 29, 2013
Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$38,708	$44,826	$51,748	$57,094	$44,371	$48,893
Taco Cabana	46,939	42,928	44,654	46,617	35,614	36,600

Total	85,647	87,754	96,402	103,711	79,985	85,493

Add:
Franchise royalty revenues and fees	1,606	1,533	1,719	2,375	1,726	1,747
Less:
General and administrative (excluding stock-based compensation expense of $669, $974, $1,690, $2,025, $1,594, and $1,677 respectively)	31,479	31,891	35,769	41,845	31,206	34,218
Adjusted EBITDA:
Pollo Tropical	$25,322	30,062	35,567	38,592	$30,743	$32,487
Taco Cabana	30,452	27,334	26,785	25,649	19,762	20,535

Total	55,774	57,396	62,352	64,241	50,505	53,022

Less:
Depreciation and amortization	19,676	19,075	19,537	18,278	13,703	15,117
Impairment and other lease charges	2,284	6,614	2,744	7,039	6,816	239
Interest expense	20,447	19,898	24,041	24,424	19,334	14,475
Provision for income taxes	5,045	3,764	4,635	4,289	3,344	7,256
Stock-based compensation	757	1,002	1,708	2,036	1,603	1,679
Other expense (income)	(799)	—	146	(92)	—	(554)

Net income	$8,364	$7,043	$9,541	$8,267	$5,705	$14,810

(5)

Average annual sales per restaurant are derived by dividing restaurant sales for the applicable segment by the average number of company-owned and operated restaurants. For comparative purposes, the calculation of average annual sales per restaurant is based on a 52-week fiscal year. For purposes of calculating average annual sales per restaurant for the fiscal year ended January 3, 2010, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in the fiscal year ended January 3, 2010.

(6)

Restaurants are included in comparable restaurant sales after they have been open for 18 months. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week fiscal year. For purposes of calculating the changes in comparable restaurant sales for the fiscal year ended January 3, 2010, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in the fiscal year ended January 3, 2010.

(7)

Pro forma per share data gives effect to the financing transactions, including (i) our entering into the new senior credit facility and revolving credit borrowings of $123.7 million thereunder, (ii) this offering (assuming that 2,367,985 shares of our common stock will be issued and sold by us in this offering at an assumed public offering price of $42.23 per share, which is the last reported sale price of our common stock on The NASDAQ Global Select Market on November 7, 2013 (and without giving effect to the exercise by the underwriters of the option to purchase additional shares), and (iii) the use of proceeds from this offering and revolving credit borrowings under the new senior credit facility for the repurchase by us of all $200 million in aggregate principal amount outstanding of the Fiesta Notes in the tender offer (assuming all of the outstanding Fiesta Notes are tendered on or prior to the consent date and accepted for payment by us in the tender offer), as if each of these events occurred on January 1, 2012. Pro forma basic and diluted net income per share consists of pro forma net income divided by the pro forma basic and diluted weighted average common stock outstanding. Pro forma net income per share reflects: (i) the net decrease in interest expense resulting from the repurchase in the tender offer of all $200 million of the Fiesta Notes with revolving credit borrowings under the new senior credit facility and the net proceeds of this offering, as described in “Use of Proceeds” and (ii) increases in income tax expense due to higher income before income taxes. Pro forma per share data does not give effect to the write-off of deferred financing fees of $4.2 million in connection with the repurchase of the Fiesta Notes pursuant to the tender offer. The following is a reconciliation of historical net income to pro forma net income for year ended December 30, 2012 and the nine months ended September 29, 2013:

(Dollars in thousands)	YEAR ENDED DECEMBER 30, 2012	NINE MONTHS ENDED SEPTEMBER 29, 2013
Net income as reported	$8,267	$14,810
Decrease in interest expense (a)	15,881	11,515
Increase in income tax expense (b)	(5,558)	(4,031)

Pro forma net income	$18,590	$22,294

Pro forma basic and diluted weighted average common stock outstanding (c)	25,258,003	25,289,218
Pro forma basic and diluted net income per share	$0.72	$0.86

(a)

Reflects the net adjustment to interest expense resulting from $123.7 million of revolving credit borrowings at an assumed annual interest rate of 2.6% under the new senior credit facility plus amortization of deferred financing fees associated with the new senior credit facility as compared to historical interest expense related to the $200 million of Fiesta Notes plus amortization of deferred financing fees associated with the Fiesta Notes.

(b)

Reflects adjustments to historical income tax expense to reflect increases in income tax expense due to higher income before taxes resulting from the reduction in interest expense described in (a) above, assuming statutory tax rates in effect for both periods.

(c)	Assuming the issuance by us of 2,367,985 shares of common stock in this offering (and without giving effect to the exercise by the underwriters of the option to purchase additional shares).

The following is a reconciliation of historical interest expense to pro forma interest expense for the year ended December 30, 2012, and the nine months ended September 29, 2013:

(Dollars in thousands)	YEAR ENDED DECEMBER 30, 2012	NINE MONTHS ENDED SEPTEMBER 29, 2013
Interest expense as reported	$24,424	$14,475
Decrease resulting from the financing transactions (d)	(6,771)	(5,078)
Decrease resulting from the decrease in interest rate (e)	(7,758)	(5,819)
Decrease resulting from other (f)	(1,352)	(618)

Pro forma interest expense (g)	$8,543	$2,960

(d)

Reflects the decrease in interest expense resulting from the decrease in our outstanding borrowings to $123.7 million as a result of our entering into the new senior credit facility and $123.7 million of revolving credit borrowings thereunder, and the repurchase of all of the Fiesta Notes in the tender offer. The interest expense decrease is calculated by applying the interest rate of 8.875%, which was the actual interest rate on the Fiesta Notes in effect on January 1, 2012, to the amount equal to the difference between the amount of Fiesta Notes outstanding and the $123.7 million of expected borrowings under our new senior credit facility for the periods presented.

(e)

Reflects a change in the interest rate from the interest rate of 8.875% per annum on the Fiesta Notes to an assumed interest rate of 2.60% per annum based on the terms of the new senior credit facility. The assumed interest rate was assumed to take effect on January 1, 2012 for the purposes of calculating the pro forma information.

(f)

Reflects a change in amortization of deferred financing fees to $310,000 and $232,500 for the year ended December 30, 2012, and the nine months ended September 29, 2013, respectively. In addition a reduction in capitalized interest due to the decrease in interest rate and other changes in letter of credit balances, related interest rate and other related fees.

(g)

The consummation of this offering is not subject to or conditioned upon the consummation by us of the tender offer or our entering into the new senior credit facility and there can be no assurance that we will enter into the new senior credit facility on the terms described in this prospectus or at all and consummate the tender offer. In the event that we do not enter into the new senior credit facility and consummate the tender offer, we intend to use the net proceeds received by us in this offering to redeem approximately $82.5 million in aggregate principal amount of outstanding Fiesta Notes on or about February 15, 2014, at a redemption price equal to 104.438% of the principal amount of such Fiesta Notes in accordance with the terms of the indenture governing the Fiesta Notes, plus accrued interest of $8.875 million on the

Fiesta Notes through such date. In such event $117.5 million principal amount of the Fiesta Notes will remain outstanding and pro forma interest expense for the year ended December 30, 2012 and the nine months ended September 29, 2013 would be $16.5 million and $8.5 million, respectively, and pro forma net income and pro forma basic and diluted net income per share for such periods would be less than the amounts reflected above.
(8)	Pro forma total assets also reflects the capitalization of additional deferred financing fees related to the new senior credit facility of $1.2 million.
(9)	The following is a reconciliation of total stockholders’ equity to pro forma, as adjusted, total stockholder’s equity as of September 29, 2013:

(Dollars in thousands)	AS OF SEPTEMBER 29, 2013
Total stockholders’ equity as reported	$27,915
Assumed net proceeds from this offering	95,000
Write-off of deferred financing fees, net of tax	(2,703)
Write-off of debt redemption premium, net of tax	(8,125)

Pro forma, as adjusted, total stockholders’ equity	$112,087

RISK FACTORS

You should carefully consider the risks described below, as well as other information and data included in this prospectus. Any of the following risks, as well as additional risks and uncertainties not currently known to us, could materially adversely affect our business, consolidated financial condition or results of operations and could also adversely affect the trading price of our common stock.

Risks Related to Our Business

Intense competition in the restaurant industry could make it more difficult to expand our business and could also have a negative impact on our operating results if guests favor our competitors or we are forced to change our pricing and other marketing strategies.

The restaurant industry is highly competitive. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low and medium-priced fare. We also compete with convenience stores, delicatessens and prepared food counters in grocery stores, supermarkets, cafeterias and other purveyors of moderately priced and quickly prepared food.

Pollo Tropical’s competitors include national and regional chicken-based concepts as well as quick-service hamburger restaurant chains and other types of quick-service and fast-casual restaurants. Our Taco Cabana restaurants compete with quick-service restaurants, including those in the quick-service Mexican segment, other fast-casual restaurants and traditional casual dining Mexican restaurants.

To remain competitive, we, as well as certain of the other major fast-casual chains, have increasingly offered selected food items and combination meals at discounted prices. These pricing and other marketing strategies have had, and in the future may have, a negative impact on our sales and earnings.

Factors applicable to the fast-casual restaurant segment may adversely affect our results of operations, which may cause a decrease in earnings and revenues.

The fast-casual restaurant segment is highly competitive and can be materially adversely affected by many factors, including:

■	changes in local, regional or national economic conditions;

■	changes in demographic trends;

■	changes in consumer tastes;

■	changes in traffic patterns;

■	increases in fuel prices and utility costs;

■	consumer concerns about health, diet and nutrition;

■	increases in the number of, and particular locations of, competing restaurants;

■	changes in discretionary consumer spending;

■	inflation;

■	increases in the cost of food, such as beef, chicken, produce and packaging;

■

increased labor costs, including unemployment insurance, minimum wage requirements, and increases in the cost of providing healthcare, including as a result of the implementation of the Affordable Care Act;

■	the availability of experienced management and hourly-paid employees; and

■	regional weather conditions.

Our continued growth depends on our ability to open and operate new restaurants profitably, which in turn depends on our continued access to capital, and newly acquired or developed restaurants may not perform as we expect and we cannot assure you that our growth and development plans will be achieved.

Our continued growth depends on our ability to develop additional Pollo Tropical and Taco Cabana restaurants. Development involves substantial risks, including the following:

■	the inability to fund development;

■	development costs that exceed budgeted amounts;

■	delays in completion of construction;

■	the inability to obtain all necessary zoning and construction permits;

■	the inability to identify, or the unavailability of, suitable sites on acceptable leasing or purchase terms;

■	developed restaurants that do not achieve desired revenue or cash flow levels or other operating and performance targets once opened;

■	incurring substantial unrecoverable costs in the event a development project is abandoned prior to completion or a new restaurant is closed due to poor financial performance;

■	the inability to recruit and retain managers and other employees necessary to staff each new restaurant;

■	changes in or interpretations of governmental rules and regulations; and

■	changes in general economic and business conditions.

We cannot assure you that our growth and development plans can be achieved. Our long-term development plans will require additional management, operational and financial resources. For example, we will be required to recruit managers and other personnel for each new restaurant. We cannot assure you that we will be able to manage our expanding operations effectively and our failure to do so could adversely affect our results of operations. In addition, our ability to open new restaurants and to grow, as well as our ability to meet other anticipated capital needs, may depend on our continued access to external financing, including, prior to the consummation of the financing transactions, borrowing under our existing senior credit facility, and after giving effect to the financing transactions, borrowing under our new senior credit facility. We cannot assure you that we will have access to the capital we need at acceptable terms or at all, which could materially adversely affect our business. In addition, our need to manage our indebtedness levels to ensure continued compliance with financial leverage ratio covenants under our new senior credit facility may reduce our ability to develop new restaurants.

Additionally, we may encounter difficulties developing restaurants outside of our existing markets. We cannot assure you that we will be able to successfully grow our market presence beyond our existing markets, as we may encounter well-established competitors in new areas. In addition, we may be unable to find attractive locations or successfully market our products as we attempt to expand beyond our existing markets, as the competitive circumstances and consumer characteristics in these new areas may differ substantially from those in areas in which we currently operate. We may also not open a sufficient number of restaurants in new markets to adequately leverage distribution, supervision and marketing costs. As a result of the foregoing, we cannot assure you that we will be able to successfully or profitably operate our new restaurants outside our existing markets. In addition, there can be no assurance that we will achieve our operating and performance targets at every new company-owned restaurant opened in existing or new markets.

Our substantial indebtedness could adversely affect our financial condition.

We have a substantial amount of indebtedness. As of September 29, 2013, we had $203.9 million of outstanding indebtedness comprised of $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016, lease financing obligations of $3.0 million and capital lease obligations of $0.9 million. As of the date of the prospectus, we are a highly leveraged company. As of September 29, 2013, after giving effect to the financing transactions, including (i) the sale by us of 2,367,985 shares of our common stock in this offering at an assumed public offering price of $42.23 per share, which is the last reported sale price of our common stock on The NASDAQ Global Select Market on November 7, 2013 (and without giving effect to the exercise by the underwriters of the option to purchase additional shares), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the repurchase of all of our outstanding Fiesta Notes pursuant to the tender offer, and the application of net proceeds from this offering and revolving credit borrowings under our new senior credit facility on such date, we would have had $127.7 million of outstanding indebtedness comprised of $123.7 million of outstanding revolving credit borrowings under our new senior credit facility, lease financing obligations of $3.0 million and capital lease obligations of $0.9 million.

As a result of our substantial indebtedness, a significant portion of our cash flow will be required to pay interest and principal on our outstanding indebtedness, and we may not generate sufficient cash flow from operations or have future borrowings available under our existing senior credit facility to enable us to repay our indebtedness, including the Fiesta Notes, or to fund other liquidity needs.

Our substantial indebtedness could have important consequences to you. For example, it could:

■	make it more difficult for us to satisfy our obligations with respect to our debt;

■	increase our vulnerability to general adverse economic and industry conditions;

■

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and related interest, including indebtedness we may incur in the future, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

■	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

■	increase our cost of borrowing;

■	place us at a competitive disadvantage compared to our competitors that may have less debt; and

■	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes.

We expect to use cash flow from operations to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough money, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including, prior to the consummation of the financing transactions, our existing senior credit facility and the Fiesta Notes, and, after giving effect to the financing transactions, our new senior credit facility, on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness, including the agreements for our new senior credit facility, may limit our ability to pursue any of these alternatives.

Despite current indebtedness levels and restrictive covenants, we may still be able to incur more debt or make certain restricted payments, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional debt in the future, including, prior to the consummation of the financing transactions, debt that may be revolving on a first lien basis or pari passu with the Fiesta Notes. Although our existing senior credit facility and the indenture governing the Fiesta Notes currently contain, and after giving effect to the financing transactions, our new senior credit facility will contain, restrictions on our ability to incur indebtedness, those restrictions are or will be, as the case may be, subject to a number of exceptions. In addition, prior to the consummation of the financing transactions, if we are able to designate some of our restricted subsidiaries under the indenture governing the Fiesta Notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. Moreover, although our existing senior credit facility and the indenture governing the Fiesta Notes currently contain, and after giving effect to the financing transactions, our new senior credit facility will contain, restrictions on our ability to make restricted payments, including the declaration and payment of dividends, we are able, or will be able, as the case may be, to make such restricted payments under certain circumstances. Adding new debt to current debt levels or making restricted payments could intensify the related risks that we and our subsidiaries now face.

We may not have the funds necessary to satisfy all of our obligations under our existing senior credit facility, the Fiesta Notes or other indebtedness, prior to the consummation of the financing transactions, or our new senior credit facility or other indebtedness after giving effect to the financing transactions, in connection with certain change of control events.

Upon the occurrence of specific kinds of change of control events, prior to the consummation of the financing transactions, the indenture governing the Fiesta Notes requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the Fiesta Notes. In addition, prior to the consummation of the financing transactions, restrictions under our existing senior credit facility may not allow us to repurchase the Fiesta Notes upon a change of control. If we could not refinance such debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the Fiesta Notes, which would constitute an event of default under the indenture. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. In addition, prior to the consummation of the financing transactions, our existing senior credit facility provides that certain change of control events constitute an event of default under our existing senior credit facility. Such an event of default entitles the lenders thereunder to, among other things, cause all outstanding debt obligations under our existing senior credit facility to become due and payable and to proceed against the collateral securing our existing senior credit facility. Any event of default or acceleration of our existing senior credit facility will likely also cause a default under the terms of our other indebtedness.

After giving effect to the financing transactions, our new senior credit facility will provide that certain change of control events will constitute an event of default under our new senior credit facility. Such an event of default will entitle the lenders thereunder to, among other things, cause all outstanding debt obligations under our new senior credit facility to become due and payable and to proceed against the collateral securing our new senior credit facility.

The agreements governing our debt agreements restrict or will restrict our ability to engage in some business and financial transactions.

Our debt agreements, including, prior to consummation of the financing transactions, the indenture governing the Fiesta Notes, and the agreement governing our existing senior credit facility, and, after giving effect to the financing transactions, our new senior credit facility, restrict or will restrict, as the case may be, our ability in certain circumstances to, among other things:

■	incur additional debt;

■	pay dividends and make other distributions on, redeem or repurchase, capital stock;

■	make investments or other restricted payments;

■	enter into transactions with affiliates;

■	sell all, or substantially all, of our assets;

■	create liens on assets to secure debt; or

■	effect a consolidation or merger.

These covenants limit or will limit, as the case may be, our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. In addition, our existing senior credit facility currently requires us, and after giving effect to the financing transactions, our new senior credit facility will require us, to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet these tests.

A breach of any of these covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt. In addition, prior to the consummation of the financing transactions, in the event that the Fiesta Notes become immediately due and payable, the holders of the Fiesta Notes would not be entitled to receive any payment in respect of the Fiesta Notes until all of our senior debt has been paid in full.

Our expansion into new markets may present increased risks due to a lack of market awareness of our brands.

Some of our new restaurants are and will be located in areas where there is a limited or a lack of market awareness of the Pollo Tropical or Taco Cabana brand and therefore it may be more challenging for us to attract guests to our restaurants. Restaurants opened in new markets may open at lower sales volumes than restaurants opened in existing markets, and may have lower restaurant-level operating margins than in existing markets. Sales at restaurants opened in new markets may take longer to reach average restaurant volumes, if at all, thereby adversely affecting our operating results, including the recognition of future impairment and other lease charges. Opening new restaurants in areas in which potential guests may not be familiar with our restaurants may include costs related to the opening and marketing of those restaurants that are substantially greater than those incurred by our restaurants in other areas. Even though we may incur substantial additional costs with respect to these new restaurants, they may attract fewer guests than our more established restaurants in existing markets.

We could be adversely affected by food-borne illnesses, as well as widespread negative publicity regarding food quality, illness, injury or other health concerns.

Negative publicity about food quality, illness, injury or other health concerns (including health implications of obesity) or similar issues stemming from one restaurant or a number of restaurants could materially adversely affect us, regardless of whether they pertain to our own restaurants or to restaurants owned or operated by other companies. For example, health concerns about the consumption of beef or chicken or by specific events such as the outbreak of “mad cow” disease or “avian” flu could lead to changes in consumer preferences, reduce consumption of our products and adversely affect our financial performance. These events could also reduce the available supply of beef or chicken or significantly raise the price of beef or chicken.

In addition, we cannot guarantee that our operational controls and employee training will be effective in preventing food-borne illnesses, food tampering and other food safety issues that may affect our restaurants. Food-borne illness or food tampering incidents could be caused by guests, employees or food suppliers and transporters and, therefore, could be outside of our control. Any publicity relating to health concerns or the perceived or specific outbreaks of food-borne illnesses, food tampering or other food safety issues attributed to one or more of our restaurants, could result in a significant decrease in guest traffic in all of our restaurants and could have a material adverse effect on our results of operations. In addition, similar publicity or occurrences with respect to other restaurants or restaurant chains could also decrease our guest traffic and have a similar material adverse effect on our business.

We may incur significant liability or reputational harm if claims are brought against us or against our franchisees.

We or our franchisees may be subject to complaints, regulatory proceedings or litigation from guests or other persons alleging food-related illness, injuries suffered in our premises or other food quality, health or operational concerns, including environmental claims. In addition, in recent years a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging, among other things, violations of federal and state law regarding workplace and employment matters, discrimination, harassment, wrongful termination and wage, rest break, meal break and overtime compensation issues and, in the case of quick service restaurants, alleging that they have failed to disclose the health risks associated with high-fat or high sodium foods and that their marketing practices have encouraged obesity. We may also be subject to litigation or other actions initiated by governmental authorities, our employees and our franchisees, among others, based upon these and other matters. Adverse publicity resulting from such allegations or occurrences or alleged discrimination or other operating issues stemming from one of our locations, a number of our locations or our franchisees could adversely affect our business, regardless of whether the allegations are true, or whether we are ultimately held liable. Any cases filed against us could materially adversely affect us if we lose such cases and have to pay substantial damages or if we settle such cases. In addition, any such cases may materially and adversely affect our operations by increasing our litigation costs and diverting our attention and resources to address such actions. In addition, if a claim is successful, our insurance coverage may not cover or be adequate to cover all liabilities or losses and we may not be able to continue to maintain such insurance, or to obtain comparable insurance at a reasonable cost, if at all. If we suffer losses, liabilities or loss of income in excess of our insurance coverage or if our insurance does not cover such loss, liability or loss of income, there could be a material adverse effect on our results of operations.

Our franchisees could take actions that harm our reputation.

As of September 29, 2013, a total of 46 Pollo Tropical and Taco Cabana restaurants were owned and operated by our franchisees. We do not exercise control of the day-to-day operations of our franchisees. We expect our number of franchised restaurants to increase in the future as a result of our international franchising strategy for Pollo Tropical and our strategy of expanding domestic non-traditional licensing for both Pollo Tropical and Taco Cabana. While we attempt to ensure that franchisee-owned restaurants maintain the same high operating standards as our company-owned restaurants, one or more of these franchisees may fail to meet these standards. Any shortcomings at our franchisee-owned restaurants could be attributed to our company as a whole and could adversely affect our reputation and damage our brands.

If the sale-leaseback market requires significantly higher yields, we may not enter into sale-leaseback transactions and as a result would not receive the related net proceeds.

From time to time, we sell our restaurant properties in sale-leaseback transactions. We historically have used, and intend to use, the net proceeds from such transactions to reduce outstanding debt and fund future capital expenditures for new restaurant development. However, the sale-leaseback market may cease to be a reliable source of additional cash flows for us in the future if capitalization rates become less attractive or other unfavorable market conditions develop. For example, should the sale-leaseback market require significantly higher yields (which may occur as interest rates rise), we may not enter into sale-leaseback transactions, which could adversely affect our ability to reduce outstanding debt and fund capital expenditures for future restaurant development.

Changes in consumer tastes could negatively impact our business.

We obtain a significant portion of our revenues from the sale of foods that are characterized as Caribbean and Mexican and if consumer preferences for these types of foods change, it could have a material adverse effect on our operating results. The fast-casual segment is characterized by the frequent introduction of new products, often accompanied by substantial promotional campaigns and are subject to changing consumer preferences, tastes, and eating and purchasing habits. Our success depends on our ability to anticipate and respond to changing consumer preferences, tastes and dining and purchasing habits, as well as other factors affecting the restaurant industry, including new market entrants and demographic changes. We may be forced to make changes to our menu items in order to respond to changes in consumer tastes or dining patterns, and we may lose guests who do not prefer the new menu items. In recent years, numerous companies in the fast-casual segment have introduced products positioned to capitalize on the growing consumer preference for food products that are, or are perceived to be, promoting good health, nutritious, low in calories and low in fat content. If we do not continually develop and successfully introduce new menu offerings that appeal to changing consumer preferences or if we do not timely capitalize on new products, our operating results could suffer. In addition, any significant event that adversely affects consumption of our products, such as cost, changing tastes or health concerns, could adversely affect our financial performance.

An increase in food costs could adversely affect our operating results.

Our profitability and operating margins are dependent in part on our ability to anticipate and react to changes in food costs. Changes in the availability of certain food products or price could affect our ability to offer a broad menu and price offering to guests and could materially adversely affect our profitability and reputation. In 2012, higher commodity costs increased cost of sales for our Pollo Tropical restaurants by 0.4%, as a percentage of Pollo Tropical restaurant sales. Higher commodity costs also increased cost of sales in 2012 for our Taco Cabana restaurants by 0.8%, as a percentage of Taco Cabana restaurant sales. Although we anticipate that overall commodity costs will increase in 2013 as compared to 2012, we do not believe commodity price increases in 2013 will be material to our results of operations, however there can be no assurance in such regard. The type, variety, quality and price of produce, beef and poultry and cheese can be subject to change and to factors beyond our control, including weather, governmental regulation, availability and seasonality, each of which may affect our food costs or cause a disruption in our supply. For example, weather patterns in recent years have resulted in lower than normal levels of rainfall in key agricultural states such as California, impacting the price of water and the corresponding prices of food commodities grown in states facing drought conditions. Our food distributors or suppliers also may be affected by higher costs to produce and transport commodities used in our restaurants, including higher minimum wage and benefit costs and other expenses that they pass through to their customers, which could result in higher costs for goods and services supplied to us. Although we are able to utilize purchasing contracts to lock in the prices for certain of the food commodities used in our restaurants, some of the commodities used in our operations cannot be locked in for periods of longer than one week or at all. Currently, we have contracts of varying lengths with several of our distributors and suppliers, including our distributors and suppliers of poultry and beef. We do not use financial instruments to hedge our risk against market fluctuations in the price of commodities at this time. We may not be able to anticipate and react to changing food costs (including anticipated increases in food costs in 2013) through our purchasing practices and menu price adjustments in the future, and failure to do so could negatively impact our revenues and results of operations.

If a significant disruption in service or supply by any of our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on our business.

Our financial performance is dependent on our continuing ability to offer fresh, quality food at competitive prices. If a significant disruption in service or supply by our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on us.

We negotiate directly with local and national suppliers for the purchase of food and beverage products and supplies. Our restaurants’ food and supplies are ordered from approved suppliers and are shipped via distributors to the restaurants. For our Pollo Tropical restaurants, Performance Food Group, Inc. is our primary distributor of food and paper products under an agreement that expires on May 13, 2017, while Kelly Food Service is our primary distributor for chicken under an agreement that expires on December 31, 2017. We also currently rely on three suppliers for chicken for our Pollo Tropical restaurants under agreements that expire on December 31, 2013. For our Taco Cabana restaurants, SYGMA Network, Inc. is our primary distributor of food and beverage products and supplies under a distribution services agreement that expires on June 30, 2014. If our distributors or suppliers were unable to service us, this could lead to a material disruption of service or supply until a new distributor or supplier is engaged, which could have a material adverse effect on our business.

If labor costs increase, we may not be able to make a corresponding increase in our prices and our operating results may be adversely affected.

Wage rates for a substantial number of our employees are above the federal and or state minimum wage rates. As federal and/or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees but also the wages paid to the employees at wage rates which are above the minimum wage, which will increase our costs. To the extent that we are not able to raise our prices to compensate for increases in wage rates, including increases in state unemployment insurance costs or other costs including mandated health insurance, this could have a material adverse effect on our operating results. In addition, even if minimum wage rates do not increase, we may still be required to raise wage rates in order to compete for an adequate supply of labor for our restaurants.

The efficiency and quality of our competitors’ advertising and promotional programs and the extent and cost of our advertising could have a material adverse effect on our results of operations and financial condition.

If our competitors increase spending on advertising and promotions, or the cost of television or radio advertising increases, or our advertising and promotions are less effective than our competitors’, there could be a material adverse effect on our results of operations and financial condition.

Newly developed restaurants may reduce sales at our neighboring restaurants.

We intend to continue to open restaurants in our existing markets served by our Pollo Tropical and Taco Cabana restaurants. To the extent that we open a new restaurant in the vicinity of one or more of our existing restaurants, it is possible that some of the guests who previously patronized those existing restaurants may choose instead to patronize the new restaurant, which may result in decreased sales at our existing restaurants. Accordingly, to the extent we open new restaurants in our existing markets, sales at some of our existing restaurants in those markets may decline.

Our business is regional and we therefore face risks related to reliance on certain markets as well as risks for other unforeseen events.

As of September 29, 2013, excluding our franchised locations, all but six of our Pollo Tropical restaurants were located in Florida and all but three of our Taco Cabana restaurants were located in Texas. Therefore, the economic conditions, state and local government regulations, weather conditions or other conditions affecting Florida and Texas, the tourism industry affecting Florida and other unforeseen events, including war, terrorism and other international conflicts may have a material impact on the success of our restaurants in those locations.

Many of our restaurants are located in regions that may be susceptible to severe weather conditions. As a result, adverse weather conditions in any of these areas could damage these restaurants, result in fewer guest visits to these restaurants and otherwise have a material adverse impact on our business. For example, our Florida and certain of our Texas restaurants are susceptible to hurricanes and other severe tropical weather events, and in the past, our Taco Cabana restaurants have been periodically affected by severe winter weather.

Economic downturns may adversely impact consumer spending patterns.

The U.S. economy has undergone, and is currently continuing to undergo, a significant slowdown and volatility due to uncertainties related to availability of credit, difficulties in the banking and financial services sectors, softness in the housing market, diminished market liquidity, falling consumer confidence and high unemployment rates.

Our business is dependent to a significant extent on national, regional and local economic conditions, particularly those that affect our guests that frequently patronize our restaurants. In particular, where our guests’ disposable income is reduced (such as by job losses, credit constraints and higher housing, tax, energy, interest or other costs) or where the perceived wealth of guests has decreased (because of circumstances such as lower residential real estate values, increased foreclosure rates, increased tax rates or other economic disruptions), our restaurants have in the past experienced, and may in the future experience, lower sales and guest traffic as guests choose lower-cost alternatives or choose alternatives to dining out. The resulting decrease in our guest traffic or average sales per transaction has had an adverse effect in the past, and could in the future have a material adverse effect, on our business.

We cannot assure you that the current locations of our existing restaurants will continue to be economically viable or that additional locations will be acquired at reasonable costs.

The location of our restaurants has significant influence on their success. We cannot assure you that current locations will continue to be economically viable or that additional locations can be acquired at reasonable costs. In addition, the economic environment where restaurants are located could decline in the future, which could result in reduced sales in those locations. We cannot assure you that new sites will be profitable or as profitable as existing sites.

Government regulation could adversely affect our financial condition and results of operations.

We are subject to extensive laws and regulations relating to the development and operation of restaurants, including regulations relating to the following:

■	health care;

■	requirements relating to labeling of caloric and other nutritional information on menu boards, advertising and food packaging;

■	the preparation and sale of food;

■	liquor licenses which allow us to serve alcoholic beverages at our Taco Cabana restaurants and at certain Pollo Tropical restaurants;

■	employer/employee relationships, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements;

■	zoning;

■	federal and state laws that prohibit discrimination and laws regulating design and operation of, and access to, facilities, such as the Americans With Disabilities Act of 1990; and

■	federal and state regulations governing the operations of franchises, including rules promulgated by the Federal Trade Commission.

In the event that legislation having a negative impact on our business is adopted, it could have a material adverse impact on us. For example, substantial increases in the minimum wage or state or Federal unemployment taxes could adversely affect our financial condition and results of operations. Local zoning or building codes or regulations and liquor license approvals can cause substantial delays in our ability to build and open new restaurants. Local authorities may revoke, suspend or deny renewal of our liquor licenses if they determine that our conduct violates applicable regulations. Any failure to obtain and maintain required licenses, permits and approvals could adversely affect our operating results.

In addition, we are currently considering the impacts of implementing the Affordable Care Act on our labor costs. Although the employer provisions have been postponed until 2015 or later, whether our employees are covered under the provisions of the Affordable Care Act will partially be determined based on hours worked during 2014. We are currently reviewing our strategy for employing part-time versus full-time employees, and the related impact that strategy will have on the costs of complying with the Affordable Care Act.

If one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron.

We serve alcoholic beverages at our Taco Cabana restaurants and at some of our Pollo Tropical restaurant locations and are subject to the “dram-shop” statutes of the jurisdictions in which we serve alcoholic beverages. “Dram-shop” statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of the law.

In most jurisdictions, if one of our employees sells alcoholic beverages to an intoxicated or minor patron we may be liable to third parties for the acts of the patron. We cannot guarantee that those patrons will not be served or that we will not be subject to liability for their acts. Our liquor liability insurance coverage may not be adequate to cover any potential liability and insurance may not continue to be available on commercially acceptable terms or at all, or we may face increased deductibles on such insurance. A significant dram-shop claim or claims could have a material adverse effect on us as a result of the costs of defending against such claims; paying deductibles and increased insurance premium amounts; implementing improved training and heightened control procedures for our employees; and paying any damages or settlements on such claims.

Federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials could expose us to liabilities, which could adversely affect our results of operations.

We are subject to a variety of federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous substances or other regulated materials, release of pollutants into the air, soil and water, and the remediation of contaminated sites.

Failure to comply with environmental laws could result in the imposition of fines or penalties, restrictions on operations by governmental agencies or courts of law, as well as investigatory or remedial liabilities and claims for alleged personal injury or damages to property or natural resources. Some environmental laws impose strict, and under some circumstances joint and several, liability for costs of investigation and remediation of contaminated sites on current and prior owners or operators of the sites, as well as those entities that send regulated materials to the sites. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. Therefore, our costs of complying with current and future environmental, health and safety laws could adversely affect our results of operations.

We are subject to all of the risks associated with leasing property subject to long-term non-cancelable leases.

The leases for our restaurant locations generally have initial terms of 10 to 20 years, and typically provide for renewal options in five year increments as well as for rent escalations. Generally, our leases are “net” leases, which require us to pay all of the costs of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be obligated to perform our monetary obligations under the applicable lease including, among other things, paying all amounts due for the balance of the lease term. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close restaurants in desirable locations.

Our failure or inability to enforce our trademarks or other proprietary rights could adversely affect our competitive position or the value of our brand.

We own certain common law trademark rights and a number of federal and international trademark and service mark registrations, including the Pollo Tropical name and logo and Taco Cabana name and logo, and proprietary rights relating to certain of our core menu offerings. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent unauthorized usage or imitation by others, which could harm our image, brand or competitive position and, if we commence litigation to enforce our rights, cause us to incur significant legal fees.

We are not aware of any assertions that our trademarks or menu offerings infringe upon the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us in the future. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items in the future or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition.

Security breaches of confidential guest information in connection with our electronic processing of credit and debit card transactions may adversely affect our business.

A significant amount of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information of their guests has been stolen. We may in the future become subject to lawsuits or other proceedings for purportedly fraudulent transactions arising out of the actual or alleged theft of our guests’ credit or debit card information. Any such claim or proceeding, or any adverse publicity resulting from these allegations, may have a material adverse effect on us and our restaurants.

We are dependent on information technology, and any material failure of that technology could impair our ability to efficiently operate our business.

We rely on information systems across our operations, including, for example, point-of-sale processing in our restaurants, management of our supply chain, collection of cash, and payment of obligations and various other processes and procedures. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, problems with maintenance, upgrading or transitioning to replacement systems or a breach in security of these systems could cause delays in guest service and reduce efficiency in our operations. These risks may be increased as a result of integration challenges following the Spin-off. Significant capital investments might be required to remediate any problems.

Risks Related to the Spin-off

Our historical financial information is not necessarily indicative of our results as a separate company and therefore may not be a reliable indicator of our future financial results.

Our audited and unaudited historical consolidated financial statements for periods prior to the Spin-off have been created from Carrols Restaurant Group’s financial statements using our historical results of operations and historical bases of assets and liabilities as part of Carrols Restaurant Group and reflect certain general corporate overhead and interest expenses allocated by Carrols to us, which are not necessarily indicative of what our financial position, results of operations and cash flows would have been if we had been a separate, standalone entity during the periods presented.

The historical consolidated financial information for periods prior to the Spin-off is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future and does not reflect many significant changes that have occurred or will occur in our cost structure, funding, and operations as a result of the Spin-off. While our historical results of operations prior to the Spin-off include all costs of the Pollo Tropical and Taco Cabana businesses, our historical costs and expenses do not include all of the costs that have been or will be incurred by us as an independent company after the Spin-off. In addition, we have not made adjustments to our historical consolidated financial information for periods prior to the Spin-off to reflect changes, many of which are significant, that have occurred or will occur in our cost structure, financing and operations as a result of the Spin-off. As a result, our historical financial information may not be a reliable indicator of our future financial results.

We, Carrols Restaurant Group and Carrols Restaurant Group’s stockholders may be subject to substantial liabilities if the Spin-off is treated as a taxable transaction.

Carrols Restaurant Group has received a private letter ruling from the Internal Revenue Service, which we refer to as the “IRS”, to the effect that, among other things, the Spin-off qualified as a tax-free distribution for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and as part of a tax-free reorganization under Section 368(a)(1)(D) of the Code, and the transfer to us of assets and the assumption by us of liabilities in connection with the Spin-off did not result in the recognition of any gain or loss for U.S. federal income tax purposes to Carrols Restaurant Group. Carrols Restaurant Group’s tax advisor also provided Carrols Restaurant Group with a tax opinion covering certain matters not covered in the private letter ruling. Said tax opinion is not binding on the IRS or the courts.

Although a private letter ruling is generally binding on the IRS, the continuing validity of the ruling will be subject to the accuracy of factual representations and assumptions made in connection with obtaining such private letter ruling, including with respect to operations and conduct of the parties after the Spin-off. Also, as part of the IRS’s general policy with respect to rulings on spin-off transactions under Section 355 of the Code, the private letter ruling obtained by Carrols Restaurant Group is based upon representations by Carrols Restaurant Group that certain conditions which are necessary to obtain tax-free treatment under the Code have been satisfied, rather than a determination by the IRS that these conditions have been satisfied. Failure to satisfy such necessary conditions, or any inaccuracy in any representations made by Carrols Restaurant Group in connection with the ruling, could invalidate the ruling.

If the Spin-off does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Carrols would be subject to tax as if it had sold the common stock of Fiesta Restaurant Group in a taxable sale for its fair market value, and Carrols Restaurant Group’s stockholders would be subject to tax as if they had received a taxable distribution in an amount equal to the fair market value of our common stock at the time it was distributed to them. It is projected that the amount of any such taxes to Carrols Restaurant Group’s stockholders and to Carrols would be substantial. Under applicable law and regulations, Fiesta Restaurant Group and Carrols Restaurant Group would be jointly and severally liable for taxes incurred by them in connection with the Spin-off.

We entered into a Tax Matters Agreement dated as of April 24, 2012 with Carrols Restaurant Group and Carrols, which we refer to as the “tax matters agreement”, in connection with the Spin-off that (1) governs the allocation of the tax assets and liabilities between us, Carrols Restaurant Group and Carrols, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the Spin-off and (3) addresses certain other tax related matters including, without limitation, those relating to (a) the obligations of Carrols Restaurant Group, Carrols and us with respect to the preparation and filing of tax returns, and (b) the control of any income tax audits and any indemnities with respect thereto. Further, in the tax matters agreement we agreed to indemnify Carrols Restaurant Group, without limitation, (1) for losses and taxes of Carrols Restaurant Group and its affiliates resulting from our breach of our representations or covenants or our undertaking not to take certain actions after the Spin-off, including with respect to our stock or assets, that would be inconsistent with or cause to be untrue any material information, covenant, or representation made in connection with the private letter ruling obtained by Carrols Restaurant Group from the IRS and (2) for 50% of the losses and taxes of Carrols Restaurant Group and its affiliates resulting from the Spin-off not attributable to a breach described in (1) or an equivalent breach by Carrols Restaurant Group. However, the tax matters agreement is not the product of arm’s length negotiations. The terms of the tax matters agreement and the structure of the Spin-off may not be as favorable to us as would have resulted from arm’s length negotiations among unrelated parties, and may allocate a greater amount of tax liabilities and indemnification obligations to us than would have resulted from arm’s length negotiations among unrelated parties. Our indemnification obligations to Carrols Restaurant Group and its affiliates will not be limited in amount or subject to any cap. It is expected that the amount of any such indemnification to Carrols Restaurant Group would be substantial.

We agreed to certain restrictions in order to comply with U.S. federal income tax requirements for a tax-free spin-off and may not be able to engage in acquisitions with related parties and other strategic transactions that may otherwise be in our best interests.

Current U.S. federal tax law that applies to spin-offs generally creates a presumption that the Spin-off would be taxable to Carrols Restaurant Group but not to its stockholders if we engage in, or enter into an agreement to engage in, a plan or series of related transactions that would result in the acquisition of a 50% or greater interest (by vote or by value) in our stock during the four-year period beginning on the date that begins two years before the Spin-off, unless it is established that the transaction is not pursuant to a plan related to the Spin-off. United States Treasury Regulations generally provide that whether an acquisition of our stock and the Spin-off are part of a plan is determined based on all of the facts and circumstances, including specific factors listed in the regulations. In addition, the regulations provide certain “safe harbors” for acquisitions of our stock that are not considered to be part of a plan related to the Spin-off.

There are other restrictions imposed on us under current U.S. federal tax law for spin-offs and with which we will need to comply in order to preserve the favorable tax treatment of the Spin-off, such as limitations on sales or redemptions of our common stock for cash or other property following the Spin-off.

In the tax matters agreement with Carrols Restaurant Group and Carrols, we agreed that, among other things, we will not take any actions that would result in any tax being imposed on Carrols Restaurant Group as a result of the Spin-off. Further, for the two-year period following the Spin-off, we agreed not to: (1) enter into, approve, agree to enter into, or substantially negotiate any transaction or series of transactions (in whatever form) resulting in a greater than 45% change in ownership of the vote or value of our equity or the equity of the surviving or successor entity,

(2) merge, consolidate, liquidate, or partially liquidate ourself or any of the entities conducting the business relied upon in the IRS ruling as the “active business” of Fiesta Restaurant Group (generally the Pollo Tropical business and the Taco Cabana business), (3) permit the termination, sale, or transfer of, or a material change in, the business relied upon in the IRS ruling as the “active business” of Fiesta Restaurant Group (generally the Pollo Tropical business and the Taco Cabana business) or the sale, issuance, or other disposition of the equity of the entities conducting such business, (4) sell or otherwise dispose of assets in a way that would adversely affect the tax-free status of the Spin-off, (5) repurchase any of our stock except in circumstances permitted by IRS guidelines, or (6) take any actions inconsistent with the representations or covenants in the IRS ruling request, inconsistent with the ruling or tax opinion, or that would be reasonably likely to otherwise jeopardize the tax-free status of the Spin-off.

We will, however, be permitted to take certain actions otherwise prohibited by the tax matters agreement if we provide Carrols Restaurant Group with an opinion of tax counsel or private letter ruling from the IRS, reasonably acceptable to Carrols Restaurant Group, to the effect that these actions will not affect the tax-free nature of the Spin-off. These restrictions could substantially limit our strategic and operational flexibility, including our ability to finance our operations by issuing equity securities, make acquisitions using equity securities, repurchase our equity securities, raise money by selling assets, or enter into business combination transactions.

We have only a brief operating history as an independent company upon which you can evaluate our performance and, accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

Prior to the Spin-off, we operated as part of Carrols Restaurant Group. Accordingly, we have limited experience operating as an independent company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 and with the periodic reporting obligations of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”), treasury administration, investor relations, internal audit, insurance, information technology and telecommunications services, as well as the accounting for many items such as lease accounting and stock-based compensation, income taxes and intangible assets. After the Spin-off, our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, all of which could have a material adverse effect on our business.

We historically have obtained benefits of being part of Carrols Restaurant Group, but those benefits have not continued following the completion of the Spin-off.

While we believe the benefits of being an independent company outweigh the drawbacks, we have historically received certain benefits from being part of a larger organization, including access to certain resources and certain economies of scale. In the future, we may be unable to replace many of these benefits as an independent company, or only be able to do so at significant expense, which may adversely affect our business.

Our internal systems and resources might not be adequately prepared to meet the financial reporting and other requirements to which we are subject since the distribution date.

Since the completion of the Spin-off, our management has been responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations.

Our financial results previously were included within the consolidated results of Carrols Restaurant Group. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the Spin-off, we are now directly subject to the reporting and other obligations under the Exchange Act. Since we had previously qualified as an “emerging growth company” as defined in the JOBS Act, we have been able to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies.” These include among other things, not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the “SOX Act.” We will no longer be able to take advantage of these exemptions on December 29, 2013 as we will no longer be an “emerging growth company” and will instead become a “large accelerated filer,” as defined in the Exchange Act. We will therefore no longer be able to rely on those exemptions to reporting requirements available to “emerging growth companies,” and, beginning with our annual report on Form 10-K for the fiscal year ended December 29, 2013, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to the SOX Act.

Pursuant to a Transition Services Agreement dated as of April 24, 2012, which we refer to as the “TSA,” with Carrols Restaurant Group and Carrols, Carrols Restaurant Group and Carrols have agreed to provide certain support services to us for a period of time following the distribution date. Since the distribution date, we have established our own financial and management controls, reporting systems, information technology and procedures, implemented accounting systems and our own financial and internal controls, financial reporting systems and procedures and hired our own legal, accounting and finance staff. In addition, if we are unable to conclude that our internal control over financial reporting is effective (or if the auditors are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports.

Risks Related to Our Common Stock

The market price of our common stock may be highly volatile or may decline regardless of our operating performance.

The trading price of our common stock may fluctuate substantially. The price of our common stock that will prevail in the market may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. The fluctuations could cause a loss of all or part of an investment in our common stock. Factors that could cause fluctuation in the trading price of our common stock may include, but are not limited to the following:

■	price and volume fluctuations in the overall stock market from time to time;

■	significant volatility in the market price and trading volume of companies generally or restaurant companies;

■	actual or anticipated variations in the earnings or operating results of our company or our competitors;

■	actual or anticipated changes in financial estimates by us or by any securities analysts who might cover our stock or the stock of other companies in our industry;

■	market conditions or trends in our industry and the economy as a whole;

■	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures and our ability to complete any such transaction;

■	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

■	capital commitments;

■	changes in accounting principles;

■	additions or departures of key personnel; and

■	sales of our common stock, including sales of large blocks of our common stock or sales by our directors and officers.

In addition, if the market for restaurant company stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry or related industries even if these events do not directly affect us.

In the past, following periods of volatility in the market price of a company’s securities, class action securities litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

We currently are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and currently applicable to us will make our common stock less attractive to investors.

We currently are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, which we refer to as the “JOBS Act” and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the SOX Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive if we avail ourselves of such exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we chose to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Following our fiscal year ended December 29, 2013, we will no longer be an emerging growth company.

The sale of a substantial number of shares of our common stock after this offering may cause the market price of shares of our common stock to decline.

Sales of substantial amounts of our common stock following this offering by our existing stockholders, or by persons who acquire shares in this offering or if the market perceives that these sales could occur, may cause the market price of shares of our common stock to decline. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

Upon completion of this offering, based on 23,643,983 shares of our common stock outstanding on September 29, 2013, and assuming that 2,367,985 shares of our common stock will be issued and sold by us in this offering at an assumed public offering price of $42.23 per share, which is the last reported sale price of our common stock on The NASDAQ Global Select Market on November 7, 2013 and 328,534 of shares of our common stock will be issued pursuant to the underwriters exercise of the option to purchase additional shares in full, we will have 26,340,502 outstanding shares of common stock. Of these shares, 25,713,734 shares, including those to be sold in this offering and assuming the underwriters exercise of the option to purchase additional shares in full, will be freely tradable. We and our executive officers (including the selling stockholders) and directors have entered into agreements with the underwriters not to sell or otherwise dispose of shares of our common stock for a period of at least 90 days following completion of this offering, with certain exceptions. Immediately upon the expiration of the applicable lock-up period our executive officers and directors may choose to sell shares.

We do not expect to pay any cash dividends for the foreseeable future, and prior to the consummation of the financing transactions, the indenture governing the Fiesta Notes, and our existing senior credit facility limit, and after giving effect to the financing transactions, our new senior credit facility will limit, our ability to pay dividends to our stockholders.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. The absence of a dividend on our common stock may increase the volatility of the market price of our common stock or make it more likely that the market price of our common stock will decrease in the event of adverse economic conditions or adverse developments affecting our company. Prior to the consummation of the financing transactions, the indenture governing the Fiesta Notes and our existing senior credit facility limit, and after giving effect to the financing transactions, our new senior credit facility will limit, and the debt instruments that we and our subsidiaries may enter into in the future may limit, our ability to pay dividends to our stockholders.

If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We cannot assure you that these analysts will publish research or reports about us or that any analysts that do so will not discontinue publishing research or reports about us in the future. If one or more analysts who cover us downgrade our stock, our stock price could decline rapidly. If analysts do not publish reports about us or if one or more analyst ceases coverage of our stock, we could lose visibility in the market, which in turn could cause our stock price to decline.

Your percentage ownership of our common stock may be diluted in the future.

Your percentage ownership of our common stock may be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees. The Fiesta Restaurant Group, Inc. 2012 Stock Incentive Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, and other equity-based awards to our directors, officers and other employees, advisors and consultants.

Provisions in our restated certificate of incorporation and amended and restated bylaws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Delaware corporate law and our restated certificate of incorporation and amended and restated bylaws contain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

■	require that special meetings of our stockholders be called only by our board of directors or certain of our officers, thus prohibiting our stockholders from calling special meetings;

■

deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding common stock will be able to elect all of our directors;

■	authorize the issuance of “blank check” preferred stock that our board could issue to dilute the voting and economic rights of our common stock and to discourage a takeover attempt;

■

provide the approval of our board or directors or a supermajority of stockholders is necessary to make, alter or repeal our amended and restated bylaws and that approval of a supermajority of stockholders is necessary to amend, alter or change certain provisions of our restated certificate of incorporation;

■	establish advance notice requirements for stockholder nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings;

■	divided our board into three classes of directors, with each class serving a staggered 3-year term, which generally increases the difficulty of replacing a majority of the directors;

■	provide that directors only may be removed for cause by a majority of the board and/or by a supermajority of our stockholders; and

■

require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. “Forward-looking statements” are any statements that are not based on historical information. Statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position and results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

■	The effect of the Spin-off;

■	The potential tax liability associated with the Spin-off;

■	Increases in food and other commodity costs;

■	Competitive conditions;

■	Regulatory factors;

■	Environmental conditions and regulations;

■	General economic conditions, particularly in the retail sector;

■	Weather conditions;

■	Fuel prices;

■	Significant disruptions in service or supply by any of our suppliers or distributors;

■	Changes in consumer perception of dietary health and food safety;

■	Labor and employment benefit costs;

■	The outcome of pending or future legal claims or proceedings;

■	Our ability to manage our growth and successfully implement our business strategy;

■	Risks associated with the expansion of our business;

■	Our borrowing costs and credit ratings, which may be influenced by the credit ratings of our competitors;

■	The availability and terms of necessary or desirable financing or refinancing and other related risks and uncertainties;

■	The risk of an act of terrorism, insurrection or armed conflict involving the United States or any other national or international calamity;

■

Factors that affect the restaurant industry generally, including product recalls, liability if our products cause injury, ingredient disclosure and labeling laws and regulations, reports of cases of food borne illnesses such as “mad cow” disease and avian flu, and the possibility that consumers could lose confidence in the safety and quality of certain food products, as well as negative publicity regarding food quality, illness, injury or other health concerns; and

■	Other factors discussed under the headings “Risk Factors,” “Business” and in documents incorporated by reference in this prospectus.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus which reflect management’s opinions only as of their respective dates. Except as required by law, we undertake no obligation to revise or publicly release the results of any revisions to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC that are incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of $100,000,000 of our common stock that we are offering hereby at an assumed offering price of $42.23 per share, which is the last reported sale price of our common stock on The NASDAQ Global Select Market on November 7, 2013, will be approximately $                 million in the aggregate after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $                 million in the aggregate after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering and any revolving credit borrowings under our new senior credit facility to (i) repurchase our outstanding 8.875% Senior Secured Second Lien Notes due 2016 tendered pursuant to the tender offer (or through a redemption of the notes not tendered in the tender offer), (ii) repay any outstanding borrowings under our existing credit facility, if any, (iii) pay related fees and expenses of the financing transactions described in this prospectus and (iv) for general corporate purposes. Until we enter into our new senior credit facility and our outstanding Fiesta Notes are repurchased pursuant to a tender offer (or through a redemption of the notes not tendered in the tender offer), we intend to invest the net proceeds from this offering in short-term, investment-grade interest bearing securities such as money market funds, certificates of deposit, commercial paper, corporate bonds and U.S. agency and U.S. Treasury bonds. The repurchase of our outstanding Fiesta Notes tendered pursuant to the tender offer (or through a redemption of the notes not tendered in the tender offer) is conditioned upon the closing of this offering and our entering into our new senior credit facility. There can be no assurance that we will enter into our new senior credit facility following the closing of the offering on the terms described in this prospectus or at all, and subsequently repurchase our outstanding Fiesta Notes tendered pursuant to the tender offer (or through a redemption of the notes not tendered in the tender offer). In the event that we are unable to enter into our new senior credit facility and subsequently repurchase our outstanding Fiesta Notes pursuant to a tender offer, we intend to use the net proceeds of this offering to repurchase a portion of the principal amount of our Fiesta Notes on or after February 15, 2014 through a redemption of such portion of the Fiesta Notes at a price of 104.438% of the principal amount of the Fiesta Notes, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. Until we repurchase a portion of the principal amount of the Fiesta Notes through a redemption of such portion of the Fiesta Notes, we intend to invest the net proceeds from this offering in short-term, investment-grade interest bearing securities such as money market funds, certificates of deposit, commercial paper, corporate bonds and U.S. agency and U.S. Treasury bonds.

We will not receive any of the net proceeds from the sale of the shares, if any, of our common stock in this offering by certain of our executive officers.

CAPITALIZATION

The following table sets forth our capitalization as of September 29, 2013:

■	on an actual basis; and

■

on an as adjusted basis to give effect to (i) the sale by us of 2,367,985 shares of our common stock in this offering at an assumed public offering price of $42.23 per share, which is the last reported sale price of our common stock on The NASDAQ Global Select Market on November 7, 2013 (and without giving effect to the exercise by the underwriters of the option to purchase additional shares), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee, (ii) repay any outstanding borrowings under our existing credit facility, if any, (iii) entering into our new senior credit facility and revolving credit borrowings thereunder and (iv) the repurchase of all of our outstanding Fiesta Notes pursuant to a tender offer with the net proceeds from this offering and revolving credit borrowings under our new senior credit facility as described under “Use of Proceeds”.

	ACTUAL SEPTEMBER 29, 2013	PRO FORMA AS ADJUSTED (1)
Total assets (2)	$313,262	$310,314

Long-term debt, including current portion
8.875% senior secured 2nd lien	$200,000	$—
New senior credit facility	—	123,713
Lease financing	3,035	3,035
Capital lease	903	903

Total debt	$203,938	$127,651

Stockholders’ equity
Common stock	$230	$254
APIC	12,852	107,828
Retained earnings (2)	14,833	4,005

Total stockholders’ equity	$27,915	$112,087

Total capitalization	$231,853	$239,738

(1)

The consummation of this offering is not subject to or conditioned upon the consummation by us of the tender offer or our entering into the new senior credit facility and there can be no assurance that we will enter into the new senior credit facility on the terms described in this prospectus or at all and consummate the tender offer. In the event that we do not enter into the new senior credit facility and consummate the tender offer, we intend to use the net proceeds received by us in this offering to redeem approximately $82.5 million in aggregate principal amount of outstanding Fiesta Notes on or about February 15, 2014, at a redemption price equal to 104.438% of the principal amount of such Fiesta Notes in accordance with the terms of the indenture governing the Fiesta Notes.

(2)

Pro forma total assets and pro forma retained earnings reflects the write off of $4.2 million ($2.7 million net of tax) in deferred financing fees related to the repurchase of the Fiesta Notes pursuant to the tender offer. Pro forma total assets also reflects the capitalization of additional deferred financing fees related to the new senior credit facility of $1.2 million. Pro forma retained earnings also reflects the write-off of $12.5 million ($8.1 million net of tax) in debt redemption premiums.

BUSINESS

Overview

Our Company

We own, operate and franchise two fast-casual restaurant brands, Pollo Tropical® and Taco Cabana®, which have over 25 and 35 years, respectively, of operating history and loyal customer bases. Our Pollo Tropical restaurants offer a wide variety of freshly-prepared Caribbean inspired food, while our Taco Cabana restaurants offer a broad selection of hand-made, fresh and authentic Mexican food. We believe that both brands are differentiated from other restaurant concepts and offer a unique dining experience. We are positioned within the value-oriented fast-casual restaurant segment, which combines the convenience and value of quick-service restaurants with the variety, food quality, décor and atmosphere more typical of casual dining restaurants. Our open display kitchen format allows guests to view and experience our food being freshly-prepared and cooked to order. Additionally, nearly all of our restaurants offer the convenience of drive-thru windows.

For the fiscal year ended December 30, 2012, the annual sales per restaurant for our company-owned Pollo Tropical restaurants was approximately $2.5 million and approximately $1.8 million for our company-owned Taco Cabana restaurants, which we believe are among the highest in the fast-casual and quick-service segments based on industry data from Technomic. As of September 29, 2013, we owned and operated 100 Pollo Tropical and 164 Taco Cabana restaurants for a total of 264 restaurants across five states. We have opened an additional three company-owned restaurants during the fourth quarter of 2013 as of the date of this prospectus. We franchise our Pollo Tropical restaurants primarily in international markets, and as of September 29, 2013, we had 38 franchised Pollo Tropical restaurants. As of September 29, 2013, we had eight Taco Cabana franchised restaurants located in Georgia, New Mexico and Texas. As of the date of this prospectus, one Taco Cabana franchised restaurant in Georgia was closed in the fourth quarter of 2013. For the fiscal year ended December 30, 2012 and the nine months ended September 29, 2013, we generated consolidated revenues of $509.7 million and $415.2 million, respectively, and comparable restaurant sales for the fiscal year-ended December 30, 2012 and the quarter ended September 29, 2013 increased 8.1% and 6.5%, respectively, for Pollo Tropical and 4.7% and 1.8%, respectively, for Taco Cabana. The quarter ended September 29, 2013 represents the sixteenth consecutive quarter that Pollo Tropical has achieved positive comparable restaurant sales and the thirteenth consecutive quarter that Taco Cabana has achieved positive comparable restaurant sales.

Our Brands. Our restaurants operate in the fast-casual restaurant segment, combining the convenience and value in an appealing atmosphere of quick-service restaurants with the menu variety, use of fresh ingredients, food quality and decor more typical of casual dining restaurants with limited table service and competitive pricing.

Pollo Tropical. Our Pollo Tropical restaurants offer Caribbean inspired menu items, featuring our bone-in chicken marinated for 24 hours in our proprietary blend of tropical fruit juices and grilled over an open flame. Our diverse menu also includes a line of “TropiChops®” (a casserole bowl of grilled chicken, roast pork, shrimp or grilled vegetables served over white, brown or yellow rice and red or black beans and topped with a variety of freshly-made sauces and salsas), a variety of sandwiches, wraps, salads, grilled ribs and wings offered with an array of freshly-made salsas, sauces and Caribbean style “made-from-scratch” side dishes, including black beans and rice, “Yucatan” fries and sweet plantains, as well as more traditional menu items such as french fries and corn. We also offer a self-service salsa bar which includes a wide selection of “made-from-scratch” salsas, sauces, jalapeños, cilantro, onions and other items which allows our guests to further customize their orders. Our restaurants offer Caribbean dessert favorites, such as flan and tres leches, and at certain locations, we offer sangria and beer. Most menu items are prepared daily in each of our restaurants, which feature open display cooking on large, open-flame grills. We offer both individual and family meal-sized portions which enable us to provide a home meal replacement for our guests. We also offer catering for parties and corporate events.

Our Pollo Tropical restaurants feature dining areas designed to create an inviting, festive and tropical atmosphere. We also provide our guests the option of take-out, and nearly all of our restaurants provide the convenience of drive-thru windows. Our Pollo Tropical restaurants are generally open for lunch, dinner and late night seven days a week. As of September 29, 2013, substantially all of our company-owned Pollo Tropical restaurants were freestanding buildings. Our typical free-standing Pollo Tropical restaurant ranges from 2,800 to

3,500 square feet and provides interior seating for approximately 70 guests. For the nine months ended September 29, 2013, the average sales transaction at our company-owned Pollo Tropical restaurants was $10.02, with dinner representing the largest day-part at 53.5%. For the fiscal year ended December 30, 2012 and the nine months ended September 29, 2013, our Pollo Tropical brand generated total revenues of $229.3 million and $193.8 million, respectively, Adjusted EBITDA of $38.6 million and $32.5 million, respectively, and Restaurant-Level Adjusted EBITDA of $57.1 million and $48.9 million, respectively, including pre-opening costs of $1.1 million and $1.7 million, respectively (which include costs incurred prior to opening a restaurant, including restaurant employee wages and related expenses, travel expenditures, recruiting, training and rent, in addition to promotional costs associated with the restaurant opening).

Pollo Tropical opened its first restaurant in 1988 in Miami, Florida. As of September 29, 2013, we owned and operated a total of 100 Pollo Tropical restaurants, of which 94 were located in Florida, four were located in Georgia and two in Tennessee. We have opened two additional company-owned Pollo Tropical restaurants in the fourth quarter of 2013 as of the date of this prospectus. In 2009, through a select upgrade strategy, we introduced an elevated Pollo Tropical concept. This elevated format provides guests the same Caribbean inspired menu items with an elevated fast-casual experience that we believe better positions the brand for a broader target market and growth outside our existing markets. In addition to remodeling the restaurant, key enhancements include guests ordering at the counter and having the food brought to their table, hand held menus, reusable tableware, Wi-Fi and additional menu items. This format serves as our new restaurant model for Pollo Tropical’s expansion outside of its core South Florida market. We are franchising our Pollo Tropical restaurants primarily internationally, and as of September 29, 2013, we had 38 franchised Pollo Tropical restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad & Tobago, the Bahamas, Venezuela, Costa Rica, Panama, the Dominican Republic, India and on college campuses in Florida. We also have agreements for additional development of franchised Pollo Tropical restaurants in Venezuela, North India, Trinidad & Tobago, Honduras, Costa Rica and Panama.

Taco Cabana. Our Taco Cabana restaurants serve fresh, authentic Mexican food, including flame-grilled beef and chicken fajitas served on sizzling iron skillets, quesadillas, hand-rolled flautas, enchiladas, burritos, tacos, fresh-made flour tortillas, a selection of “made-from-scratch” salsas and sauces, customizable salads served in our “Cabana bowl”, and traditional Mexican and American breakfasts. We also offer a self-service salsa bar which includes a wide selection of “made-from-scratch” salsas, sauces, jalapeños, cilantro, onions and other items which allows our guests to further customize their orders. We also offer a variety of beverage choices that include soft drinks, our signature frozen margaritas and beer. Most of the menu items are freshly-prepared at each restaurant daily.

Taco Cabana restaurants feature open display cooking that enables guests to observe fajitas cooking on an open grill, a tortilla machine pressing and grilling fresh flour tortillas and the fresh preparation of other menu items. Our Taco Cabana restaurants feature interior dining areas as well as semi-enclosed and outdoor patio areas, which provide a vibrant, contemporary decor and relaxing atmosphere. Additionally, we provide our guests the option of take-out, as well as the convenience of drive-thru windows and catering. Our typical freestanding Taco Cabana restaurants average approximately 3,500 square feet (exclusive of the exterior dining area) and provide seating for approximately 80 guests, with additional outside patio seating for approximately 50 guests. As of September 29, 2013, substantially all of our company-owned Taco Cabana restaurants were freestanding buildings.

Taco Cabana pioneered the Mexican patio cafe concept with its first restaurant in San Antonio, Texas in 1978. As of September 29, 2013, we owned and operated 164 Taco Cabana restaurants, of which 161 are located in Texas and three in Oklahoma and, while we are currently not actively franchising our Taco Cabana restaurants beyond non-traditional locations such as airports and universities, we also had eight franchised restaurants. As of the date of this prospectus, one Taco Cabana franchised restaurant in was closed Georgia in the fourth quarter of 2013. We have opened one company-owned Taco Cabana restaurant in the fourth quarter of 2013 as of the date of this prospectus. A majority of our Taco Cabana restaurants are open 24 hours a day, generating guest traffic and restaurant sales balanced across multiple day-parts, with dinner sales representing the largest day-part at 26.3% for the nine months ended September 29, 2013. For the nine months ended September 29,

2013, the average sales transaction at our company-owned Taco Cabana restaurants was $8.55. For the fiscal year ended December 30, 2012 and the nine months ended September 29, 2013, our Taco Cabana brand generated total revenues of $280.4 million and $221.4 million, respectively, Adjusted EBITDA of $25.6 million and $20.5 million, respectively, and Restaurant-Level Adjusted EBITDA of $46.6 million and $36.6 million, respectively, including pre-opening costs of $0.6 million and $0.7 million, respectively.

In 2010 we began initiatives to enhance the Taco Cabana concept in certain existing markets with the goal of providing guests with an elevated fast-casual experience and to better position the brand for sustainable growth both within and outside our existing markets. In addition to remodeling the restaurant, service enhancements included our guests ordering at the counter and having their food brought to the table, hand held menus, Wi-Fi as well as new menu items. As of September 29, 2013, we had upgraded a total of 89 Taco Cabana restaurants. As a continuation of our brand positioning efforts, we plan to bring these brand elevating enhancements to additional Taco Cabana restaurants in 2014. The cost of these enhancements has been, and is expected to be, approximately $50,000 to $250,000 per restaurant.

We believe the success of our Pollo Tropical and Taco Cabana brands is a result of the following key attributes:

■	A variety of made-from-scratch signature dishes with differentiated Caribbean and Mexican flavor profiles designed to appeal to consumers’ desire for freshly-prepared food and healthful menu options;

■	Balanced sales by day-part with the dinner day-part representing the largest sales day-part, providing a higher average check than our other day-parts;

■	Broad appeal that attracts consumers that desire differentiated and ethnic flavor profiles and customized and varied quality product offerings at competitive prices in an appealing atmosphere;

■	Healthful dining options which include grilled entrée choices and freshly-made menu items;

■	Operating primarily company-owned restaurants which gives us the ability to control the consistency and quality of the guest experience and the strategic growth of our restaurant operations;

■

Significant brand recognition due to high market penetration of company-owned restaurants in our core markets, which provides operating, marketing and distribution efficiencies, convenience for our guests and the ability to effectively manage and enhance brand awareness;

■	Established infrastructure to manage operations and develop and introduce new menu offerings, positioning us to build guest frequency and broaden our customer base;

■	Ability to capitalize on the continuing trend towards the fast-casual segment, home meal replacement and the increasing popularity and acceptance of Hispanic food; and

■	A strong and well defined corporate culture at all levels based on a commitment to provide high quality food and service at a great value.

The Restaurant Industry

According to Technomic, in 2012 total restaurant industry revenues in the United States were $435 billion, which represents an increase of 5.2% over the prior year. The historical growth of sales in the U.S. restaurant industry may not be indicative of future growth, and there can be no assurance that sales in the U.S. restaurant industry will grow in the future. In 2012, 47.0% of food dollars were spent on food away from home, and demand for out-of-home dining continues to outpace at-home dining, according to the U.S. Department of Agriculture.

We operate in the fast-casual restaurant segment in which the convenience and value of quick-service restaurants is combined with the variety, food quality, decor and atmosphere more typical of casual dining restaurants. We believe that the fast-casual restaurant segment is one of the fastest growing segments of the restaurant industry. According to Technomic, 2012 sales growth as compared to 2011 for fast-casual chains in the Technomic Top 500 restaurant chains was 13.2% as compared to 4.9% for the overall Top 500 restaurant chains.

Restaurant Operating Data

Selected restaurant operating data for our two restaurant concepts is as follows:

	YEAR ENDED			NINE MONTHS ENDED
	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012	SEPTEMBER 29, 2013
Pollo Tropical:
Average annual sales per restaurant (in thousands) (1)	$2,056	$2,287	$2,538
Average sales transaction	$9.38	$9.56	$9.68	$10.02
Drive-through sales as a percentage of total sales	44.4%	44.8%	45.0%	44.7%
Day-part sales percentages:
Lunch	46.5%	46.5%	46.6%	46.5%
Dinner	53.4%	53.5%	53.4%	53.5%
Taco Cabana:
Average annual sales per restaurant (in thousands)	$1,616	$1,690	$1,768
Average sales transaction	$7.80	$8.14	$8.36	$8.55
Drive-through sales as a percentage of total sales	51.9%	52.0%	52.6%	52.4%
Day-part sales percentages:
Breakfast	17.4%	17.5%	18.1%	18.5%
Lunch	23.3%	22.9%	22.7%	22.6%
Dinner	25.8%	26.0%	26.3%	26.3%
Late night (9pm to midnight)	13.0%	13.1%	12.8%	12.7%
Afternoon (2pm to 5pm)	12.0%	12.1%	12.2%	12.4%
Overnight (midnight to 6am)	8.7%	8.4%	7.9%	7.5%

(1)

Average annual sales for company-owned restaurants are derived by dividing restaurant sales for such year for the applicable segment by the average number of restaurants for the applicable segment for such year.

Restaurant Site Selection and Capital Costs

We believe that the location of our restaurants is a critical component of each restaurant’s success. We evaluate potential new sites on many critical criteria including accessibility, visibility, costs, surrounding traffic patterns, competition and demographic characteristics. Our senior management determines the acceptability of all new sites, based upon analyses prepared by our real estate, financial and operations professionals as well as a third party vendor that employs proprietary location research technology and performs site evaluations on our behalf. Historically, this process has resulted in either acquisition of the land or entering into a long-term lease for the land, in either case followed by construction of the building using cash generated from our operations or with borrowings under our existing senior credit facility. If we acquire the land, we will typically seek to include the land and building in a sale and leaseback arrangement as a form of financing in order to reinvest the proceeds in additional restaurants.

The following table includes the historical initial interior cost (including equipment, seating, signage and other interior costs) of a typical new free-standing restaurant, as well as the historical exterior cost (including building and site improvements) if constructed and land if acquired.

	POLLO TROPICAL	TACO CABANA
Interior costs and signage	$650,000 to $750,000	$475,000 to $525,000
Exterior costs	$0.9 million to $1.2 million	$1.1 million to $1.2 million
Land	$0.9 million to $1.4 million	$1.0 million to $1.3 million

The cost of securing real estate and building and equipping new restaurants can vary significantly and depends on a number of factors, including the local economic conditions and the characteristics of a particular site. In addition, we are currently considering ways to lower the costs associated with constructing new restaurants. Accordingly, the cost of opening new restaurants in the future may differ substantially from the historical cost of restaurants previously opened.

Seasonality

Our business is moderately seasonal due to regional weather conditions. Sales from our Pollo Tropical restaurants (primarily located in south and central Florida) are generally higher during the winter months than during the summer months. Sales from our Taco Cabana restaurants (located in Texas and Oklahoma) are generally higher during the summer months than during the winter months. Accordingly, we believe this seasonal impact is not material to our business as a whole because of the offsetting seasonality of our concepts.

Restaurant Locations

As of September 29, 2013, we owned and operated 100 Pollo Tropical restaurants, of which 94 were located in Florida, four were located in Georgia and two were located in Tennessee. We have opened an additional two company-owned Pollo Tropical restaurants during the fourth quarter of 2013 as of the date of this prospectus. In addition we franchised 38 Pollo Tropical restaurants as of September 29, 2013, comprised of 18 in Puerto Rico, one in Ecuador, two in Honduras, one in the Bahamas, two in Trinidad & Tobago, three in Venezuela, three in Costa Rica, two in Panama, one in the Dominican Republic, one in India, and four on college campuses in Florida.

As of September 29, 2013, we owned and operated 164 Taco Cabana restaurants, of which 161 were located in Texas and three were located in Oklahoma. We have opened one additional company-owned Taco Cabana restaurant during the fourth quarter of 2013 as of the date of this prospectus. In addition, we franchised eight Taco Cabana restaurants as of September 29, 2013, including three in Texas, four in New Mexico, and one in Georgia. As of the date of this prospectus, one Taco Cabana franchised restaurant was closed in Georgia in the fourth quarter of 2013.

Operations

Management Structure

We conduct substantially all of our marketing and operations support functions from our Pollo Tropical division headquarters in Miami, Florida, and our Taco Cabana division headquarters in San Antonio, Texas. The management structure for Pollo Tropical consists of our Chief Operating Officer, Daniel Meisenheimer, who has over 25 years of experience in the restaurant industry, and a Vice President of Operations supported by Regional Directors, a Senior District Manager and 15 District Managers. The management structure of Taco Cabana consists of our Chief Operating Officer, Todd Coerver, who has over 20 years of restaurant industry experience, and a Vice President of Operations supported by five Senior District Managers and 26 District Managers. The two Chief Operating Officers report to our Chief Executive Officer and President, and are supported by a number of divisional executives with responsibility for operations, marketing, product development, purchasing, real estate and finance. For each of our brands, a district manager is responsible for the direct oversight of the day-to-day operations of an average of approximately seven restaurants. Typically, district managers have previously served as restaurant managers at one of our restaurants. Regional directors, district managers and restaurant managers are compensated with a fixed salary plus an incentive bonus based upon the performance of the restaurants under their supervision. Typically, our restaurants are staffed with hourly employees who are typically supervised by a salaried manager and two or three salaried assistant managers.

Our executive management functions are primarily conducted from our corporate headquarters in Addison, Texas. Our management team is led by Timothy P. Taft, who serves as our Chief Executive Officer and President. Lynn Schweinfurth serves as our Chief Financial Officer and Joseph A. Zirkman serves as the Vice President, General Counsel and Secretary. In addition, John Todd is our Chief Development Officer, Jeffery Kent is our Chief Information Officer, Joseph W. Brink is our Vice President, Supply Chain Management, and Nancy Clark is our Chief People Officer. Under the TSA, Carrols agreed to provide certain support services, including accounting, tax accounting, treasury management, internal audit, financial reporting and analysis, human resources and employee benefits management, information systems, restaurant systems support, legal, property management and insurance and risk management services to us. The TSA became effective upon consummation of the Spin-off and will continue for a period of up to three years with the ability to extend the term of the TSA by one additional year upon 90 days prior written notice. In October 2013, we terminated the TSA with respect to substantially all of the remaining services provided under the TSA with the exception of certain information technology services and other miscellaneous services. We currently expect to terminate the remaining services under the TSA by December 29, 2013.

Training

We maintain a comprehensive training and development program for all of our personnel and provide both classroom and in-restaurant training for our salaried and hourly personnel. The program emphasizes system-wide operating procedures, food preparation methods and guest service standards for each of the concepts.

Management Information Systems

Our management information systems provide us the ability to efficiently and effectively manage our restaurants and to ensure consistent application of operating controls at our restaurants.

In both our Taco Cabana and Pollo Tropical restaurants, we use touch-screen point-of-sale (POS) systems which are designed to facilitate accuracy and speed of order taking, to be user-friendly, to require limited cashier training and to improve speed-of-service through the use of conversational order-taking techniques. The POS systems are integrated with PC-based applications at the restaurant that are designed to facilitate financial and management control of our restaurant operations.

These restaurant systems provide daily tracking and reporting of traffic counts, menu item sales, labor and food data including costs, and other key operating information for each restaurant. These systems also provide the ability to:

■	monitor labor utilization and sales trends on a real-time basis at each restaurant, enabling the restaurant manager to effectively manage our established labor standards on a timely basis;

■	reduce inventory shrinkage using restaurant-level inventory management and centralized standard costing systems;

■	analyze sales and product mix data to help restaurant managers forecast production levels;

■	monitor day-part drive-thru speed of service at each of the restaurants;

■	systematically communicate human resource and payroll data for efficient centralized management of labor costs and payroll processing;

■	employ centralized control over price, menu and inventory management activities at the restaurant utilizing the remote management capabilities of our systems;

■	take advantage of electronic commerce including the ability to place orders with suppliers and to integrate detailed invoice, receiving and product data with our inventory and accounting systems; and

■	provide analyses, reporting and tools to enable all levels of management to review a wide-range of financial, product mix and operational data.

Critical information from such systems is available in near real-time to our restaurant managers, who are expected to react quickly to trends or situations in their restaurant. Our district managers also receive near real-time information from all restaurants under their control and have access to key operating data on a remote basis. Management personnel at all levels, from the restaurant manager through senior management, utilize key restaurant performance indicators to manage our business.

Franchise Operations

As of September 29, 2013, we had ten franchisees operating a total of 38 Pollo Tropical restaurants, 18 of which were located in Puerto Rico, one in Ecuador, two in Honduras, one in the Bahamas, two in Trinidad & Tobago, three in Venezuela, three in Costa Rica, two in Panama, one in the Dominican Republic, one in India, and four on college campuses in Florida. We also have agreements for additional development of franchised Pollo Tropical restaurants in Venezuela, North India, Trinidad & Tobago, Honduras, Costa Rica and Panama. As of September 29, 2013, while we are currently not actively franchising our Taco Cabana restaurants beyond non-traditional locations such as airports and universities, we had three franchisees operating a total of eight Taco Cabana restaurants. As of the date of this prospectus, one Taco Cabana franchised restaurant was closed in Georgia in the fourth quarter of 2013.

We believe that there are significant opportunities to expand Pollo Tropical restaurants outside of the United States, and we are seeking to franchise or license the brand in additional foreign markets. Any such expansion would take the form of a franchising or licensing arrangement with one or more companies with relevant experience. Since restaurant development in foreign jurisdictions requires certain local knowledge and expertise that we do not necessarily possess, we utilize franchising to expand in international markets. This permits us to leverage the local knowledge and expertise of our franchisees. Franchising also provides a lower cost method of penetrating foreign markets as we do not commit significant amounts of our own capital, instead substantially all costs and thus risk of loss are born by the franchisee. In addition to certain minimum financial requirements, the considered criteria for our franchisees includes individuals or entities that have multi-restaurant hospitality industry experience and have demonstrated local commercial real estate development experience. We believe that there are a number of foreign markets with the requisite population, demographic and income characteristics to support this expansion, as well as consumers with a proclivity to eat foods similar to those offered by Pollo Tropical. We also believe that there are opportunities in the United States for licensing both the Pollo Tropical and Taco Cabana brands to concessionaires operating in non-traditional venues such as college campuses, airports and sports arenas.

Our development agreements generally provide for franchisees to commit to developing a specified number of restaurants within a certain geographic area within a specified time frame. The development agreements generally require franchisees to pay, upon signing of the development agreement, development fees and/or a portion of the franchise fees for each restaurant to be developed, with the balance of the fees due upon opening of each restaurant. Our current franchisees typically pay a royalty based on restaurant sales and are required to operate their restaurants under the terms of our franchise agreement which dictate compliance with certain methods, standards and specifications developed by us, including those related to menu items, recipes, food preparation, materials, supplies, services, fixtures, furnishings, decor and signage. The franchisees have discretion to determine the menu prices. In addition, all franchisees are required to purchase substantially all food, ingredients, supplies, equipment and materials from suppliers approved by us.

Advertising and Promotion

We believe Pollo Tropical and Taco Cabana are among the most highly recognized fast-casual restaurant brands in their respective markets of Florida and Texas. Pollo Tropical and Taco Cabana utilize an integrated, multi-level marketing approach that includes periodic chain-wide promotions, direct mail, in-store promotions, local store marketing, social media marketing and web-based and other strategies, including the use of radio and television advertising. Combination value meals are also utilized as well as limited-time offer menu item promotions. As a percentage of Pollo Tropical restaurant sales, Pollo Tropical’s advertising expenditures were 2.5% in 2012 and 2.7% in 2011 and 2010 and 2.3% in the nine months ended September 29, 2013. As a percentage of Taco Cabana restaurant sales, Taco Cabana’s advertising expenditures were 4.0% in 2012 and 2011, 4.1% in 2010 and 4.0% in the nine months ended September 29, 2013.

Suppliers and Distributors

For our Pollo Tropical and Taco Cabana restaurants, we have negotiated directly with local and national suppliers for the purchase of food and beverage products and supplies to ensure consistent quality and freshness and to obtain competitive prices. Food and supplies for both brands are ordered from approved suppliers and are shipped via distributors to the restaurants. Both brands are responsible for monitoring quality control and supervision of these suppliers and conduct inspections to observe the preparation and quality of products purchased.

For both our Pollo Tropical and Taco Cabana restaurants, we have long-term service agreements with our primary distributors of food and paper products. We negotiate directly with local and national suppliers for the purchase of food and beverage products and supplies. Our restaurants’ food and supplies are ordered from approved suppliers and are shipped via distributors to the restaurants. For our Pollo Tropical restaurants, Performance Food Group, Inc. is our primary distributor of food and paper products under an agreement that expires on May 13, 2017, while Kelly Food Service is our primary distributor for chicken under an agreement that expires on December 31, 2017. We also currently rely on three suppliers for chicken for our Pollo Tropical restaurants under agreements that expire on December 31, 2013. For our Taco Cabana restaurants, SYGMA Network, Inc. is our primary distributor of food and beverage products and supplies under a distribution services agreement that expires on June 30, 2014.

Quality Assurance

At each of our two concepts, our operational focus is closely monitored to achieve a high level of guest satisfaction via speed of service, order accuracy and quality of service. Our senior management and restaurant management staffs are principally responsible for ensuring compliance with our operating policies. We have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the restaurants and employee conduct. In order to maintain compliance with these operating standards and specifications, we distribute to our restaurant operations management team detailed reports measuring compliance with various guest service standards and objectives, including feedback obtained directly from our guests. The guest feedback is monitored by an independent agency and by us and consists of evaluations of speed of service, quality of service, quality of our menu items and other operational objectives including the cleanliness of our restaurants. We also have our own in-house guest service representatives that handle guest inquiries and complaints.

We operate in accordance with quality assurance and health standards mandated by federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, maximum time standards for holding prepared food, food handling guidelines and cleanliness. To maintain these standards, we conduct unscheduled inspections of our restaurants. In addition, restaurant managers conduct internal inspections for taste, quality, cleanliness and food safety on a regular basis.

Trademarks

We believe that our trade names and logos for our brands are important to our success. We have registered the principal Pollo Tropical and Taco Cabana logos and designs with the U.S. Patent and Trademark Office on the Principal Register as a service mark for our restaurant services. We also have secured or have applied for state and federal registrations of several other advertising or promotional marks, including variations of the Pollo Tropical and Taco Cabana principal marks. In connection with our current and potential international franchising activities, we have applied for or been granted registrations in foreign countries of the Pollo Tropical and Taco Cabana principal marks and several other marks. We intend to aggressively protect both Pollo Tropical and Taco Cabana trademarks by appropriate legal action whenever necessary. We also have secured or applied for registrations of the Pollo Tropical and Taco Cabana marks in numerous areas outside the U.S. where we are or intend to engage in franchising our brands. In certain foreign countries, we have been involved in trademark opposition proceedings to defend our rights to register certain trademarks. In that regard, we have discovered that an individual unaffiliated with us has registered, without our knowledge, authorization or consent, a trademark in Spain and the European Community for a name and logo virtually identical to the Pollo Tropical name and logo. We have initiated a cancellation action to declare such unauthorized trademark registration null and void. Although we believe we will be successful in the action, there can be no assurance in this regard.

Other than the Pollo Tropical and Taco Cabana trademarks and the logo and trademark of Fiesta Restaurant Group (including Internet domain names and addresses), we have no proprietary intellectual property.

Government Regulation

Various federal, state and local laws affect our business, including various health, sanitation, fire and safety standards. Restaurants to be constructed or remodeled are subject to state and local building code and zoning requirements. In connection with the development and remodeling of our restaurants, we may incur costs to meet certain federal, state and local regulations, including regulations promulgated under the Americans with Disabilities Act.

We are subject to the federal Fair Labor Standards Act and various other federal and state laws governing such matters as:

■	minimum wage requirements;

■	health care;

■	unemployment compensation;

■	overtime; and

■	other working conditions and citizenship requirements.

A significant number of our food service personnel are paid at rates related to the federal, and where applicable, state minimum wage and, accordingly, increases in the minimum wage have increased and in the future will increase wage rates at our restaurants.

We are assessing the various provisions of the comprehensive federal health care reform law enacted in 2010, including the impact on our business of this new law as it becomes effective. There are no assurances that a combination of labor management, cost management and menu price increases can accommodate all of the potential increased costs associated with these regulations.

We are also subject to various federal, state and local environmental laws, rules and regulations. We believe that we conduct our operations in substantial compliance with applicable environmental laws and regulations. Our costs for compliance with environmental laws or regulations have not had a material adverse effect on our results of operations, cash flows or financial condition in the past.

Taco Cabana and Pollo Tropical are subject to alcoholic beverage control regulations that require state, county or municipal licenses or permits to sell alcoholic beverages at each location where they sell alcoholic beverages. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Licensing entities, authorized with law enforcement authority, may issue violations and conduct audits and investigations of the restaurant’s records and procedures. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of our Taco Cabana restaurants and certain of our Pollo Tropical restaurants, including minimum age for consumption, certification requirements for employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. These regulations also prescribe certain required banking and accounting practices related to alcohol sales and purchasing.

Our Taco Cabana restaurants and certain of our Pollo Tropical restaurants are subject to state “dram-shop” laws. Dram-shop laws provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated or minor patron. We have specific insurance that covers claims arising under dram-shop laws. However, we cannot assure you that this insurance will be adequate to cover any claims that may be instituted against us.

With respect to the franchising of Pollo Tropical and Taco Cabana restaurants, we are subject to franchise and related regulations in the U.S. and certain foreign jurisdictions where we offer and sell franchises. These regulations include obligations to provide disclosure about our two concepts, the franchise agreements and the franchise system as well as other organizational and financial information relating to our two concepts. The regulations also include obligations to register certain franchise documents in the U.S. and foreign jurisdictions, and obligations to disclose the substantive relationship between the parties to the agreements.

Competition

The restaurant industry is highly competitive with respect to price, service, location and food quality. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low and medium-priced fare. We also compete with convenience stores, delicatessens and prepared food counters in supermarkets, grocery stores, cafeterias and other purveyors of moderately priced and quickly prepared foods.

We believe that:

■	product quality and taste;

■	brand recognition;

■	convenience of location;

■	speed of service;

■	menu variety;

■	price; and

■	ambiance

are the most important competitive factors in the fast-casual restaurant segment and that our two concepts effectively compete in that category.

Pollo Tropical’s competitors include national and regional chicken-based concepts, as well as quick-service hamburger restaurant chains and other types of quick-service and fast-casual restaurants.

Taco Cabana’s restaurants, although part of the fast-casual segment of the restaurant industry, compete with quick-service restaurants, including those in the quick-service Mexican segment, other fast-casual restaurants and traditional casual dining Mexican restaurants. We believe that Taco Cabana’s combination of freshly prepared food, distinctive ambiance and quality of service help to distinguish Taco Cabana restaurants from quick-service operators, while its price-value relationship enables it to compete favorably with more expensive casual dining Mexican restaurants.

Employees

As of September 29, 2013, we employed approximately 10,900 persons, of which approximately 300 were administrative personnel and approximately 10,600 were restaurant operations and other supervisory personnel. None of our employees are covered by collective bargaining agreements. We believe that overall relations with our employees are good.

Properties

As of September 29, 2013, we owned or leased the following operating restaurant properties:

	OWNED	LEASED (1)	TOTAL (2)
Restaurants:
Pollo Tropical	5	95	100
Taco Cabana	9	155	164

Total operating restaurants	14	250	264

(1)	Includes eleven restaurants located in in-line or storefront locations.
(2)

Excludes restaurants operated by our Pollo Tropical and Taco Cabana franchisees. In addition, as of September 29, 2013, we had five restaurants under development, six properties leased to third parties and one property available for sale.

As of September 29, 2013, we leased 95% of each of our Pollo Tropical restaurants and our Taco Cabana restaurants. We typically enter into leases (including renewal options) ranging from 35 to 45 years. The average remaining term for all leases, including options, was approximately 26 years as of September 29, 2013. Generally, we have been able to renew leases, upon or prior to their expiration, at the prevailing market rates, although there can be no assurance that this will continue to occur.

Most leases require us to pay utility and water charges and real estate taxes. Certain leases also require contingent rentals based upon a percentage of gross sales of the particular restaurant that exceed specified minimums. In some of our mall locations, we are also required to pay certain other charges such as a pro-rata share of the mall’s common area maintenance costs, insurance and security costs.

In addition to the restaurant locations, we lease approximately 21,000 square feet at 14800 Landmark Boulevard, Suite 500, Addison, Texas which houses our executive offices and certain of our administrative functions. We also lease approximately 13,500 square feet at 7300 North Kendall Drive, 8th Floor, Miami, Florida, which houses most of our administrative operations for our Pollo Tropical restaurants. In addition, we lease approximately 17,700 square feet of office space at 8918 Tesoro Drive, Suite 200, San Antonio, Texas, which houses most of our administrative operations for our Taco Cabana restaurants.

Legal Proceedings

We are a party to various litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of these matters will have a material adverse effect on our business, results of operations or financial condition.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information regarding beneficial ownership of our common stock, including for each selling stockholder that is offering shares of our common stock pursuant to the underwriters’ option to purchase additional shares of common stock, as of November 7, 2013 and as adjusted to reflect the sale of common stock in this offering for:

■	each person known by us to beneficially own more than 5% of all outstanding shares of our common stock;

■	each of our directors, named executive officers individually;

■	all of our directors and executive officers as a group; and

■	each selling stockholder.

23,638,885 shares of our common stock were outstanding on November 7, 2013.

When we refer to “selling stockholders” in this prospectus, we mean those persons indicated in the table below as offering shares subject to the underwriters’ option to purchase additional shares.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on November 7, 2013 or became exercisable within 60 days following that date are considered outstanding, including those options to officers and directors authorized by board resolution, but not yet issued. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. The percentages of shares owned after the offering, including after the underwriters’ option to purchase additional shares from us and the selling stockholders in full, are based on 23,638,885 shares of our common stock issued and outstanding as of November 7, 2013, assuming that 2,367,985 shares of our common stock will be issued and sold by us in this offering at an assumed public offering price of $42.23 per share, which is the last reported sale price of our common stock on The NASDAQ Global Select Market on November 7, 2013 and 328,534 of shares of our common stock will be issued pursuant to the underwriters exercise of the option to purchase additional shares in full. Except as otherwise indicated, the address for each beneficial owner is c/o Fiesta Restaurant Group, Inc., 14800 Landmark Boulevard, Suite 500, Addison, Texas 75254.

COMMON STOCK BENEFICIALLY OWNED						PERCENTAGE OF SHARES BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER	PRIOR TO THE OFFERING	SHARES BEING OFFERED	SHARES SUBJECT TO OPTION TO PURCHASE ADDITIONAL SHARES	AFTER THE OFFERING	AFTER THE OFFERING (OPTION TO PURCHASE ADDITIONAL SHARES EXERCISED IN FULL)	PRIOR TO THE OFFERING	AFTER THE OFFERING	AFTER THE OFFERING (OPTION TO PURCHASE ADDITIONAL SHARES EXERCISED IN FULL)
FMR LLC (1)	2,655,441	—	—	2,655,441	2,655,441	11.2%	10.2%	10.1%
Morgan Stanley (2)	2,554,105	—	—	2,554,105	2,554,105	10.8%	9.8%	9.7%
Morgan Stanley Investment Management Inc.
Alan Vituli (3)	1,433,718	—	—	1,433,718	1,433,718	6.1%	5.5%	5.4%
NorthPointe Capital, LLC (4)	1,198,484	—	—	1,198,484	1,198,484	5.1%	4.6%	4.6%
Timothy P. Taft	229,906	—	15,000	229,906	214,906	1.0%	*	*
Lynn S. Schweinfurth	62,171	—	—	62,171	62,171	*	*	*
James E. Tunnessen (5)	17,330	—	—	17,330	17,330	*	*	*
Stacey Rauch	9,283	—	—	9,283	9,283	*	*	*
Brian P. Friedman (6)	56,370	—	—	56,370	56,370	*	*	*
Stephen P. Elker	9,283	—	—	9,283	9,283	*	*	*
Barry J. Alperin	8,298	—	—	8,298	8,298	*	*	*
Nicholas Daraviras (7)	10,630	—	—	10,630	10,630	*	*	*
Jack A. Smith	34,169	—	—	34,169	34,169	*	*	*
Todd Coerver	27,670	—	1,000	27,670	26,670	*	*	*
Jeffery Kent	19,684	—	2,664	19,684	17,020	*	*	*
Daniel Meisenheimer	15,842	—	2,000	15,842	13,842	*	*	*
John Todd	18,086	—	2,000	18,086	16,086	*	*	*
Joseph W. Brink	11,934	—	1,000	11,934	10,934	*	*	*
Joseph A. Zirkman	127,672	—	3,000	127,672	124,672	*	*	*
All directors and executive officers as a group (8)	653,432	—		653,432	626,768	2.7%	2.5%	2.4%

*	Less than one percent
(1)	Information was obtained from a Schedule 13G/A filed on June 10, 2013 with the SEC. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)

Information was obtained from a Schedule 13G/A filed on March 7, 2013 with the SEC. The address for Morgan Stanley and Morgan Stanley Investment Management Inc. is 1585 Broadway, New York, New York 10036 and 522 Fifth Avenue, New York, New York 10036, respectively.

(3)	Information was obtained from a Schedule 13G filed on June 15, 2012 with the SEC. The address for Mr. Vituli is 789 Crandon Blvd., Suite 1201, Key Biscayne, Florida 33149.

(4)	Information was obtained from a Schedule 13G filed on February 11, 2013 with the SEC. The address for NorthPointe Capital LLC is 101 W. Big Beaver, Suite 745, Troy, MI 48084.
(5)

Information was obtained from a Statement of Changes in Beneficial Ownership on Form 4 filed November 15, 2012 with the SEC. Mr. Tunnessen retired from Fiesta Restaurant Group on January 31, 2013. Excludes 11,542 shares of our restricted common stock which were forfeited upon the retirement of Mr. Tunnessen on January 31, 2013.

(6)

Information was obtained from a Statement of Changes in Beneficial Ownership on Form 4 filed September 12, 2013 with the SEC. Includes 28,668 shares of common stock held by 2055 Partners L.P., which we refer to as “2055 Partners”, and 27,702 shares of our common stock held directly by Mr. Friedman. Mr. Friedman is the general partner of 2055 Partners and, in such capacity, may be deemed to beneficially own the 28,668 shares of our common stock beneficially owned by 2055 Partners. The address of Mr. Friedman is 520 Madison Avenue, 10th Floor, New York, New York 10022.

(7)

Information was obtained from a Statement of Changes in Beneficial Ownership on Form 4 filed June 24, 2013 with the SEC. The address of Mr. Daraviras is 520 Madison Avenue, 10th Floor, New York, New York 10022.

(8)

Includes 28,668 shares held by 2055 Partners as reported in footnote (6) above. Mr. Friedman is the general partner of 2055 Partners and, in such capacity, may be deemed to beneficially own the 28,668 shares of our common stock beneficially owned by 2055 Partners. Excludes shares beneficially owned by Mr. Tunnessen.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by a non-U.S. holder that purchases shares of our common stock in this offering. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

■	an individual who is a citizen or resident of the United States;

■	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

■	an estate whose income is subject to U.S. federal income tax regardless of its source; or

■

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a beneficial owner of our common stock that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in our common stock, then you should consult your own tax advisors.

This summary is based on the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document. Changes in such authority or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status (including alternative minimum tax consequences), nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, insurance companies, broker dealers, dealers or traders in securities or currencies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, non-U.S. trusts and estates that have U.S. beneficiaries and former citizens or residents of the U.S. This summary also does not discuss common stock held as part of a hedge, straddle or synthetic security or conversion or other integrated transaction.

This discussion does not address any consequences under any U.S. federal tax laws other than U.S. federal income tax laws (such as the U.S. federal estate and gift tax laws) or the tax laws of any state, local or any non-U.S. jurisdiction. In addition, it does not address the Medicare tax on certain investment income.

The following is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of our common stock should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Distributions

Any distribution of cash or property (other than certain distributions of our common stock) with respect to our common stock (and certain redemptions that are treated as distributions with respect to our common stock) will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any dividends that are not effectively connected with the applicable non-U.S. holder’s conduct of a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business by the applicable non-U.S. holder within the United States (and, in cases in which certain tax treaties apply, are attributable to a permanent establishment) are generally not subject to such withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the same graduated rates applicable to U.S. persons. A corporate non-U.S. holder with effectively connected dividend income may also be subject to a branch profits tax (at a rate of 30% (or a lower applicable treaty rate)) on its effectively connected earnings and profits (subject to adjustments). Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI (or other applicable IRS Form W-8), must be satisfied for effectively connected income to be exempt from U.S. federal withholding tax.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share of common stock that is taxed to you as described below under the heading “Sale, Exchange or Other Taxable Disposition of Common Stock.” Your adjusted tax basis in a share of common stock is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce U.S. federal withholding tax, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships). If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Sale, Exchange or Other Taxable Disposition of Common Stock

You generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other taxable disposition of our common stock (other than a redemption that is treated as a distribution for U.S. federal income tax purposes and taxed as described above), unless:

■	the gain is effectively connected with a trade or business you conduct in the U.S., and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment;

■	you are an individual present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

■

we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met. Generally, we will be a “U.S. real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we are not currently, and we do not currently anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates, unless an applicable income tax treaty provides otherwise. In addition, a corporate non-U.S. holder may be subject to branch profits tax on any effectively connected earnings and profits (subject to adjustments) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable treaty rate) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain in respect of our common stock as long as our common stock continues to be regularly traded on an established securities market, unless such non-U.S. holder actually or constructively owned more than 5% of our common stock at some time during the specified testing period.

Legislation Affecting Taxation of Common Stock Held by or Through Foreign Entities

Legislation enacted in March 2010 generally will impose a withholding tax of 30% on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders, that are foreign entities with U.S. owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a foreign financial institution (as a beneficial owner or as an intermediary) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Final Treasury Regulations and related IRS guidance delay the implementation of withholding (i) on dividend income until July 1, 2014 and (ii) on gross proceeds from the disposition of stock until January 1, 2017. Certain intergovernmental agreements between the United States and other countries may modify these rules. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are generally as follows:

■

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

■

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections or a “U.S.-related person,” information reporting and backup withholding generally will not apply.

■

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                     , 2013, among us and Jefferies LLC, as representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF FIRM SHARES TO BE PURCHASED
Jefferies LLC
Wells Fargo Securities, LLC
Raymond James & Associates, Inc.
Stephens Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $         per share of common stock. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions we are to pay the underwriters and the proceeds, before expenses, we and the selling stockholders will receive in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders		$		$
Proceeds to the selling stockholders, before expenses		$		$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above (which will be paid by us), will be approximately $            . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000 as set forth in the Underwriting Agreement.

Listing

Our common stock is listed for trading on The NASDAQ Global Select Market under the trading symbol “FRGI”.

Option to Purchase Additional Shares

We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of             shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. To the extent this option is exercised in part, the underwriters are obligated to purchase first up to 26,664 shares from the selling stockholders (on a pro rata basis based on the maximum number of shares to be sold by each selling stockholder participating in the option) and second up to             shares from us.

No Sales of Similar Securities

We and our executive officers (including the selling stockholders) and directors have agreed, subject to specified exceptions, not to directly or indirectly:

■

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

■

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, an affiliate of Wells Fargo Securities, LLC is expected to be the administrative agent and a lender, Wells Fargo Securities, LLC is expected to be a joint lead arranger and joint lead bookrunner, and affiliates of Jefferies LLC and Raymond James & Associates, Inc. are expected to be co-documentation agents and lenders in our new senior credit facility. In addition, Wells Fargo Securities, LLC is acting as the dealer manager and solicitation agent in the tender offer.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

United Kingdom / European Economic Area

The shares of common stock offered hereby may only be offered to persons in the United Kingdom who: (a) are qualified investors as defined in section 86(7) of the Financial Services and Markets Act 2000 (“FSMA”), being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of Directive 2003/71/EC; and (b) are either persons who fall within article 19(1) of the FSMA (Financial Promotion) Order 2005, as amended (“FPO”), or article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the FPO or to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

■	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

■

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

■	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or any other filing where we indicate that such information is being furnished and not “filed” under the Exchange Act, is not deemed to be filed and not incorporated by reference herein:

■

our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, filed on March 1, 2013, including portions of our proxy statement from our 2013 Annual Meeting of Stockholders held on June 12, 2013 to the extent incorporated by reference into such Annual Report on Form 10-K;

■	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 7, 2013;

■	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 8, 2013;

■	our Quarterly Report on Form 10-Q for the quarter ended September 29, 2013, filed on November 5, 2013;

■

our Current Reports on Form 8-K filed on January 16, 2013, February 28, 2013, March 18, 2013, March 18, 2013, March 22, 2013, March 27, 2013, May 7, 2013, June 18, 2013, August 8, 2013, November 5, 2013, November 12, 2013 and November 12, 2013; and

■

our Registration Statement on Form 10 (File No. 001-35373) for a description of our common stock contained therein and any further amendment or report filed hereafter for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of this prospectus and prior to the termination of the offering, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost to you, by telephoning us at (972) 702-9300 or by writing us at the following address:

Fiesta Restaurant Group, Inc.

14800 Landmark Boulevard, Suite 500

Addison, Texas 75254

Attn: Investor Relations

You may also access the documents incorporated by reference in this prospectus through our website at www.frgi.com. The reference to our website is an inactive textual reference only and, except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

LEGAL MATTERS

Akerman LLP, New York, New York, will pass upon the validity of the shares of our common stock to be offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated by reference in this Prospectus from the Fiesta Restaurant Group, Inc. and subsidiaries (the “Company”) Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph indicating that, prior to the separation of the Company from Carrols Corporation, the consolidated financial statements and financial statement schedule were prepared on a stand-alone basis from the separate records maintained by Carrols Corporation and may not necessarily be indicative of the results of operations or cash flows that would have resulted had allocation and other related-party transactions been consummated with unrelated parties or had the Company been an independent, publicly traded company during all of the periods presented). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

We file annual, quarterly and current reports and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at the address stated above. The public may obtain information on the operation of the Public Reference Room by calling the SEC at the number stated above or inspect them without charge at the SEC website. We make available through our internet website (www.frgi.com) our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronically filing such material with the SEC. The reference to our website address is a textual reference only, meaning that it does not constitute incorporation by reference of the information contained on the website and should not be considered part of this prospectus.

$100,000,000

Fiesta Restaurant Group, Inc.

Common Stock

PROSPECTUS

Jefferies

Wells Fargo Securities

Raymond James

Stephens Inc.

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of common stock being registered. All amounts are estimates except the registration fee.

	AMOUNT TO BE PAID
SEC registration fee		$(1)
Legal fees and expenses	$430,000
Accounting fees and expenses	$75,000
Printing and miscellaneous	$25,000

Total	$530,000	(2)

(1)	In accordance with Rule 456(b) and 457(r), we are deferring payment of the registration fee for the securities offered by this prospectus.
(2)	Does not include SEC registration fee which is being deferred as noted in footnote (1).

Item 15. Indemnification of Directors and Officers

The following subparagraphs briefly describe indemnification provisions for our directors, officers and controlling persons against liability, including liability under the Securities Act.

Under Section 145 of the General Corporation Law of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party (other than an action by or in the right of the corporation), by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Our Certificate of Incorporation allows for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains such a provision.

We have directors’ and officers’ liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their respective duties.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

EXHIBITS

1.1	Form of Underwriting Agreement *

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.4 of Fiesta Restaurant Group, Inc.’s Registration Statement on Form 10, File No. 001-35373)

5.1	Opinion of Akerman LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Akerman LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature pages hereto)

99.1	Consent of Technomic, Inc.

*	To be filed by amendment or by a report on Form 8-K.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	The undersigned registrant hereby undertakes that:

(i)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on the 12th day of November, 2013.

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Joseph A. Zirkman
Joseph A. Zirkman Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy P. Taft and Joseph A. Zirkman, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Timothy P. Taft Timothy P. Taft	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2013

/s/ Lynn Schweinfurth Lynn Schweinfurth	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Executive)	November 12, 2013

/s/ Joseph A. Zirkman Joseph A. Zirkman	Vice President, General Counsel and Secretary	November 12, 2013

/s/ Jack A. Smith Jack A. Smith	Chairman of the Board of Directors	November 12, 2013

/s/ Brian P. Friedman Brian P. Friedman	Director	November 12, 2013

/s/ Nicholas Daraviras Nicholas Daraviras	Director	November 12, 2013

SIGNATURE	TITLE	DATE

/s/ Stacey Rauch Stacey Rauch	Director	November 12, 2013

/s/ Stephen P. Elker Stephen P. Elker	Director	November 12, 2013

/s/ Barry J. Alperin Barry J. Alperin	Director	November 12, 2013

EXHIBIT INDEX

EXHIBITS

1.1	Form of Underwriting Agreement *

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.4 of Fiesta Restaurant Group, Inc.’s Registration Statement on Form 10, File No. 001-35373)

5.1	Opinion of Akerman LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Akerman LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature pages hereto)

99.1	Consent of Technomic, Inc.

*	To be filed by amendment or by a report on Form 8-K.